Exhibit 10.17

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

20 October 2011

among

as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent

with

BANK OF AMERICA, N.A.,

THE ROYAL BANK OF SCOTLAND plc

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as co-syndication agents

and

LLOYDS TSB BANK, PLC,

as documentation agent

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Sole Lead Arranger

Section 2.10 Repayment of Loans; Evidence of Debt	39
(a) Promise to Pay	39
(b) Lender Records	39
(c) Administrative Agent Records	39
(d) Prima Facie Evidence	39
Section 2.11 Prepayment of Loans; Application of Prepayments	39
(a) Optional Prepayment	39
(b) Mandatory Prepayment.	39
(c) Commitment in Excess of Outstandings	40
(d) Notice of Prepayment; Application of Prepayments	40
Section 2.12 Fees	40
(a) Commitment Fees	40
(b) Letter of Credit Fees	41
(c) Administrative Agent Fees	41
(d) Payment of Fees	41
Section 2.13 Interest	41
(a) ABR Borrowings	41
(b) Eurodollar Borrowings	41
(c) Foreign Currency Borrowing	42
(d) Swingline Loans	42
(e) Default Interest	42
(f) Payment of Interest	42
(g) Computation	42
Section 2.14 Market Disruption; Alternate Rate of Interest	42
(a) Market Disruption Applicable to Foreign Currency Loans	42
(b) Alternate Rate of Interest	43
Section 2.15 Increased Costs	43
(a) Change in Law	43
(b) Capital Adequacy	44
(c) Delivery of Certificate	44
(d) Limitation on Compensation	44
Section 2.16 Break Funding Payments	44
Section 2.17 Taxes	45
(a) Gross Up	45
(b) Payment of Other Taxes	45
(c) Tax Indemnification	45
(d) Receipts	45
(e) Foreign Lenders	46
(f) FATCA	46
Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs	46
(a) Payments Generally	46
(b) Pro Rata Application	46
(c) Sharing of Set offs	47
(d) Payments From Borrower Assumed Made	47
(e) Application of Proceeds of Subsidiary Guaranty	48
Section 2.19 Illegality	48
(a) Illegality	48
(b) Affected Loans	48

Section 2.20 Mitigation Obligations; Replacement of Lenders	49
(a) Mitigation Obligations	49
(b) Replacement of Lenders	49
Section 2.21 Defaulting Lenders	49
(a) Suspension of Commitment Fees	49
(b) Suspension of Voting	49
(c) Participation Exposure	50
(d) Suspension of Swingline Loans	50
(e) Setoff against Defaulting Lender	50
Section 2.22 Increase of Revolving Commitments	51
(a) Limitation on Increases and Additions	51
(b) New Lenders	51
(c) Implementation of Increase	52
(d) Pro Rata Revolving Fundings	52
Section 2.23 European Economic and Monetary Union Provisions	52
(a) Redenomination and Foreign Currencies	52
(b) Payments by Agent Generally	52
(c) Basis of Accrual	52
(d) Rounding and other Consequential Changes	53

ARTICLE III REPRESENTATIONS AND WARRANTIES	53

Section 3.01 Organization; Powers	53
Section 3.02 Authorization; Enforceability	53
Section 3.03 Governmental Approvals; No Conflicts	53
Section 3.04 Financial Condition; No Material Adverse Change	54
(a) Financial Condition	54
(b) No Material Adverse Change	54
Section 3.05 Properties	54
(a) Title	54
(b) Intellectual Property	54
Section 3.06 Litigation	54
(a) Litigation	54
(b) Change in Disclosed Matters	54
Section 3.07 Compliance with Laws and Agreements	54
Section 3.08 Investment Company Status	55
Section 3.09 Taxes	55
Section 3.10 ERISA	55
Section 3.11 Subsidiaries	55
Section 3.12 Burdensome Obligations	55
Section 3.13 Employee Matters	55
Section 3.14 Disclosure	55
Section 3.15 Margin Stock	56
Section 3.16 Primary Business	56
Section 3.17 Environmental Matters	56
(a) Compliance with Environmental Law	56
(b) Hazardous Materials	56
(c) Release	56
Section 3.18 Designated Senior Debt	56
Section 3.19 Schedules to other Loan Documents	56

ARTICLE IV CONDITIONS	57
Section 4.01 Effective Date	57
(a) This Agreement	57
(b) Opinion	57
(c) Corporate Authorizations	57
(d) Closing Certificate	57
(e) Fees	57
(f) Existing Credit Agreement	57
(g) Other Documentation	57
Section 4.02 Each Credit Event	58
(a) Representations and Warranties	58
(b) No Default	58
(c) Lending Limits	58
(d) Borrowing Request	58
Section 4.03 Effective Date Advances and Adjustments	58

ARTICLE V AFFIRMATIVE COVENANTS	59

Section 5.01 Financial Statements and Other Information	59
(a) Annual Audit	59
(b) Quarterly Financial Statements	59
(c) Compliance Certificate	59
(d) Accountant’s Certificate	59
(e) Public Reports	60
(f) Delivery of Additional Subsidiary Guarantees	60
(g) Subordinated Note Indenture Notices	60
(h) Additional Information	60
Section 5.02 Notices of Material Events	60
(a) Default	60
(b) Material Litigation	60
(c) ERISA Event	60
(d) Ratings	60
(e) Environmental Issues	60
(f) Material Events	61
Section 5.03 Existence; Conduct of Business	61
Section 5.04 Payment of Obligations	61
Section 5.05 Maintenance of Properties; Insurance	61
Section 5.06 Books and Records; Inspection Rights	61
Section 5.07 Compliance with Laws	61
Section 5.08 Use of Proceeds	61
Section 5.09 Maintenance of Debt Ratings	62

ARTICLE VI NEGATIVE COVENANTS	62

Section 6.01 Indebtedness	62
Section 6.02 Liens	63
Section 6.03 Fundamental Changes	64
(a) Merger, Liquidation, etc	64
(b) Nature of Business	64
Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions	64
Section 6.05 Hedging Agreements	65

Section 6.06 Restricted Payments ; Certain Payments of Subordinated Debt	65
(a) Restricted Payments	65
(b) Subordinated Debt Payments	66
Section 6.07 Transactions with Affiliates	67
Section 6.08 Restrictive Agreements	67
Section 6.09 Financial Covenants	67
(a) Interest Coverage Ratio	67
(b) Leverage Ratio	68
(c) Unrestricted Subsidiary Indebtedness Interest Coverage Ratio	68
(d) Senior Leverage Ratio	68
Section 6.10 Fiscal Year	68
Section 6.11 Modifications to Debt Documents; Payment Restrictions	68
Section 6.12 Asset Sales	68
Section 6.13 Sale and Leaseback Transactions	69
Section 6.14 Trinity Marks Company	69

ARTICLE VII EVENTS OF DEFAULT	69

(a) Principal Payment	69
(b) Other Payments	69
(c) Representations and Warranties	69
(d) Immediate Covenant Defaults	69
(e) Other Covenant Defaults	70
(f) Cross Payment Default	70
(g) Cross Covenant Default	70
(h) Cross Default to Unrestricted Subsidiary Material Indebtedness	70
(i) Involuntary Proceedings	70
(j) Voluntary Proceedings	70
(k) Unable to Pay Debts	71
(l) Judgments	71
(m) Erisa	71
(n) Change of Control	71
(o) Subsidiary Guaranty	71

ARTICLE VIII ADMINISTRATIVE AGENT	71

Section 8.01 Appointment	71
Section 8.02 Rights as a Lender	71
Section 8.03 Limitation of Duties and Immunities	72
Section 8.04 Reliance on Third Parties	72
Section 8.05 Sub-Agents	72
Section 8.06 Successor Agent	73
Section 8.07 Independent Credit Decision	73
Section 8.08 Other Agents	73
Section 8.09 Powers and Immunities of Issuing Bank and Swingline Lender	73
Section 8.10 Lender Affiliates Rights	74
Section 8.11 Authorized Release of Material Subsidiary	74

ARTICLE IX MISCELLANEOUS	74

Section 9.01 Notices	74
Section 9.02 Waivers; Amendments	75
(a) No Waiver; Cumulative Rights	75
(b) Amendments	75
(c) Hedging Agreements Separate	76
Section 9.03 Expenses; Indemnity; Damage Waiver	76
(a) Expenses	76
(b) Indemnity	76
(c) Lenders’ Agreement to Pay	77
(d) Waiver of Damages	77
(e) Payment	78
Section 9.04 Successors and Assigns	78
(a) Successors and Assigns	78
(b) Assignments	78
(c) Maintenance of the Register	79
(d) Acceptance by Administrative Agent	79
(e) Participations	79
(f) Participant’s Rights	79
(g) Pledge	80
Section 9.05 Survival	80
Section 9.06 Counterparts; Integration; Effectiveness; Amendment and Restatement	80
Section 9.07 Severability	81
Section 9.08 Right of Setoff	81
Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process	81
(a) Governing Law	81
(b) Jurisdiction	81
(c) Venue	81
(d) Service of Process	81
Section 9.10 WAIVER OF JURY TRIAL	82
Section 9.11 Headings	82
Section 9.12 Confidentiality	82
Section 9.13 Interest Rate Limitation	82
Section 9.14 USA Patriot Act Notice	84
Section 9.15 Judgment Currency	84

Index of Schedules and Exhibits

SCHEDULES:

SCHEDULE 1.01	—	Existing Letters of Credit
SCHEDULE 1.01(a)	—	Existing Subsidiary Guaranties
SCHEDULE 1.02	—	Calculation of MLA Cost
SCHEDULE 2.01	—	Revolving Commitments
SCHEDULE 3.06	—	Disclosed Matters
SCHEDULE 3.11	—	Subsidiaries
SCHEDULE 3.13	—	Employee Matters
SCHEDULE 6.01	—	Existing Indebtedness
SCHEDULE 6.02	—	Existing Liens
SCHEDULE 6.08	—	Existing Restrictions

EXHIBITS:

EXHIBIT A	—	Form of Assignment and Acceptance
EXHIBIT B	—	Form of Borrowing Request
EXHIBIT C	—	Form of Interest Election Request
EXHIBIT D	—	Form of Compliance Certificate
EXHIBIT E	—	Form of Revolving Credit Note
EXHIBIT F	—	Form of Certificate of Effectiveness
EXHIBIT G	—	Form of Increased Commitment Supplement
EXHIBIT H	—	Form of Subsidiary Guaranty

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of October 20, 2011, among TRINITY INDUSTRIES, INC., a Delaware corporation (“Borrower”), JPMORGAN CHASE BANK, N.A., individually as a Lender, as Issuing Bank, and as Administrative Agent and each of the lenders that is a signatory hereto or which hereafter becomes a party hereto as provided in Section 9.04 or Section 2.22 (individually, a “Lender” and collectively, “Lenders”).

W I T N E S S E T H

Borrower has entered into that certain Second Amended and Restated Credit Agreement dated as of April 20, 2005 with the various financial institutions named therein and JP Morgan Chase Bank, N.A., as administrative agent for the lenders (as the same has been amended or otherwise modified from time to time prior to the Effective Date, the “Existing Credit Agreement”).

Effective as of the date hereof, Commerzbank AG, New York and Grand Cayman Branches has assigned all of its right, title and interest in and to the Existing Credit Agreement to JPMorgan Chase Bank, N.A. .

Borrower has requested that the lenders under the Existing Credit Agreement and the Administrative Agent amend and restate the Existing Credit Agreement and add Fifth Third Bank and Branch Banking and Trust Company as Lenders. The Lenders and the Administrative Agent have agreed to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent contained in Section 4.01 hereof, the satisfaction of which shall be evidenced by the execution by the Borrower and the Administrative Agent of the Certificate of Effectiveness (as herein defined), the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder. JPMorgan Chase Bank, N. A. may, in its discretion, arrange for one or more of its domestic or foreign branches or Affiliates to perform its obligations as the Administrative Agent hereunder and in such event, the term “Administrative Agent” shall include any such branch or Affiliate with respect to such obligations.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or with respect to the determination of the Alternate Base Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period or, with respect to the determination of the Alternate Base Rate, for a one month interest period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the sum of all of the Lenders’ Revolving Commitments.

“Aggregate Revolving Credit Exposure” means the sum of all of the Lenders’ Revolving Credit Exposures.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Adjusted LIBO Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Adjusted LIBO Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, with respect to any Fixed Rate Loan or ABR Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Fixed Rate Spread,” “ABR Spread” or “Commitment Fee Rate” as the case may be, based upon the Leverage Ratio for the Rolling Period ending on the most recent Quarterly Date with respect to which the Administrative Agent shall have received the financial statements and other information (the “Current Information”) required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b) and the compliance certificate required to be delivered pursuant to Section 5.01(c) in respect of such financial statements:

	Fixed Rate		Commitment Fee
Leverage Ratio	Spread	ABR Spread	Rate

Less than 1.00 to 1.00	1.50%	0.50%	0.25%

Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	1.75%	0.75%	0.30%

Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	2.00%	1.00%	0.35%

Greater than or equal to 2.50 to 1.00	2.25%	1.25%	0.40%

As of the Effective Date, the Current Information is based upon the financial statements of the Borrower dated as of June 30, 2011 and reflects that the Leverage Ratio as of June 30, 2011 is less than 1.00 to 1.00. Each change in the Applicable Rate based on a change in the Current Information shall become effective on the date on which Current Information is delivered to the Lenders pursuant to Section 5.01

(but in any event not later than the 45th day after the end of each of the first three quarterly periods of each Fiscal Year or the 90th day after the end of each Fiscal Year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any Current Information is not delivered within the time periods specified in Section 5.01, then, until such Current Information is delivered, the Leverage Ratio as of the end of the Rolling Period that would have been covered thereby shall, for the purposes of this definition, be deemed to be greater than or equal to 2.50 to 1.00. The Leverage Ratio shall initially be determined based on the Current Information. If it is ever subsequently determined that the Current Information did not accurately report the information necessary to determine the Leverage Ratio and as a result thereof, the Leverage Ratio utilized to determine the Applicable Rates was not correct and resulted in the Applicable Rates being otherwise lower than they should have been if the Leverage Ratio was accurately determined, the Borrower shall pay to the Administrative Agent the amount that would have been due under the terms hereof if the Leverage Ratio was calculated correctly. A certificate of the Administrative Agent setting forth the amount or amounts (including a reasonably detailed calculation thereof) of any such difference shall be delivered to the Borrower and the Borrower shall pay the Administrative Agent the amount shown as due on any such certificate within 10 days after receipt thereof.

“Arranger” means J.P. Morgan Securities LLC, in its capacity as Sole Lead Arranger and Bookrunner.

“Asset Disposition” means any sale, securitization, assignment, lease, license, exchange, conversion or other disposition by the Borrower or any of the Restricted Subsidiaries of any of its assets, including pursuant to any casualty or condemnation proceeding affecting such assets, but excluding (i) any of the foregoing expressly permitted by Section 6.12 hereof and (ii) any of the foregoing approved by the Required Lenders.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means the Chairman, the President, the Chief Financial Officer, any Senior Vice President, any Vice President or the Treasurer of the Borrower or any Material Subsidiary, as applicable, or any other officer of the Borrower or any Material Subsidiary specified to the Administrative Agent in writing by any of the aforementioned officers of the Borrower or any Material Subsidiary.

“Availability Period” means the period from and including the Effective Date to but excluding the Revolving Commitment Termination Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning set forth in the initial paragraph hereof.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Fixed Rate Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with (a) a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the London interbank market and (b) a Foreign Currency Loan, the term “Business Day” shall also exclude: (i) any day on which banks are not open for dealings in deposits in the applicable Foreign Currency in the applicable Foreign Currency Office or the applicable interbank market and (ii) any day that is not a TARGET Day.

“Capital Expenditures” means, as to any Person for any period, all expenditures (whether paid in cash or accrued as a liability, including the portion of Capital Lease Obligations originally incurred during such period that are capitalized on the consolidated balance sheet of such Person) by such Person and its subsidiaries during such period that, in conformity with GAAP, are included in “capital expenditures,” “additions to property, plant or equipment” or comparable items on the consolidated financial statements of such Person, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset that was destroyed or damaged, in whole or in part, in an amount equal to any insurance proceeds received in connection with such destruction or damage.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Certificate of Effectiveness” means a Certificate of Effectiveness in the form of Exhibit F attached hereto to be executed by the Borrower and the Administrative Agent upon the satisfaction of each of the conditions precedent contained in Section 4.01 hereof.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity of the Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) the occurrence of a “Fundamental Change” as that term is defined in the Subordinated Note Indenture.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (including any law, rule or regulations currently under contemplation as of the date of this Agreement), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans (which may be Dollar Loans or Foreign Currency Loans) or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“commencement of the third stage of EMU” means the date of commencement of the third stage of EMU by the United Kingdom or the date on which circumstances arise which (in the opinion of the Administrative Agent) have substantially the same effect and result in substantially the same consequences as commencement by the United Kingdom of the third stage of EMU as contemplated by the Treaty on European Union.

“Commitments” means the Revolving Commitments and the commitment of the Swingline Lender to make Swingline Loans.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Information” has the meaning set forth in the definition of “Applicable Rate” in this Section 1.01.

“Debt Offering” means the incurrence by the Borrower of Indebtedness whether or not occurring in connection with the issuance or sale of notes, bonds, debentures or other debt securities; provided that the incurrence of any Indebtedness borrowed under this Agreement, expressly permitted by Section 6.01 hereof or approved by the Required Lenders will not constitute a Debt Offering for purposes of this Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has: (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder unless (i) such failure has been cured or (ii) such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit unless such statement has been retracted, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans unless such failure has been cured, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or such failure has been cured, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. The fact that a Lender is owned or controlled by a Governmental Authority in and of itself will not make such Lender a “Defaulting Lender” hereunder unless such ownership is a result of a proceeding of the type described in clause (e).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dollar Amount” means, as of any date of determination, (a) in the case of any amount denominated in Dollars, such amount, and (b) in the case of any amount denominated in a Foreign Currency, the amount of Dollars which is equivalent to such amount of Foreign Currency as of such date, determined by using the Spot Rate on the date two (2) Business Days prior to such date or on such other date as may be requested by the Borrower and approved by the Administrative Agent.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, as to any Person for any period, without duplication, the amount equal to the following calculated for such Person and its subsidiaries on a consolidated basis: net income determined in accordance with GAAP, plus to the extent deducted from net income, the sum of (a) Interest Expense, depreciation, amortization, income and franchise tax expenses, plus (b) non-cash expenses associated with stock compensation plans, minus (c) cash payments for such period that relate to prior period non-cash expenses previously added back pursuant to clause (b) above; provided that non-recurring, non-cash gains or losses and/or extraordinary gains or losses for any such period, including gains or losses on the disposition of assets (other than in connection with the sale of assets from the lease fleet in the ordinary course of business) shall not be included in EBITDA. EBITDA will be adjusted on a pro forma basis (determined in accordance with GAAP) to give effect during applicable historical periods to Permitted Acquisitions as if any such Permitted Acquisition had been made at the beginning of the applicable period. The EBITDA of the Borrower and the Restricted Subsidiaries shall include the amount of net income attributable to the Unrestricted Subsidiaries to the extent that the Borrower or a Restricted Subsidiary has actually received the amount thereof from Restricted Payments made by the Unrestricted Subsidiaries to the Borrower or such Restricted Subsidiary.

“Effective Date” means the date that the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), and the Borrower and the Administrative Agent have executed and delivered the Certificate of Effectiveness.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“English Pounds Sterling means the lawful currency of the United Kingdom.

“Environmental Laws means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity means shares of capital stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the capital stock or a partnership, profits, capital or member interest, of any Person.

“ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro means the single currency of participating member states of the European Union.

“euro unit” means the currency unit of the Euro.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate but not including any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of the term “Alternate Base Rate”.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” has the meaning set forth in the recitals.

“Existing Letters of Credit” means the letters of credit issued for the account of the Borrower or a Subsidiary outstanding on the date hereof and described on Schedule 1.01.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof, including any amendments made thereto after the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means (a) for the first day of an ABR Borrowing or Swingline Loan, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately the time the Borrower requests such ABR Borrowing or Swingline Loan, for Dollar deposits in immediately available funds, for a period and in an amount, comparable to the principal amount of such ABR Borrowing or Swingline Loan, as the case may be, and (b) for each day of such ABR Borrowing or Swingline Loan thereafter, or for any other amount hereunder which bears interest at the Alternate Base Rate or the Federal Funds Effective Rate, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately 2:00 p.m. New York City time on such day for Dollar deposits in immediately available funds, for a period and in an amount, comparable to the principal amount of such ABR Borrowing, Swingline Loan or other amount, as the case may be; in the case of both clauses (a) and (b), as determined by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/100 of 1%.

“Fee Letter” means that certain Fee Letter, dated as of September 20, 2011, by and among the Borrower, JPMorgan and the Arranger.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” means the fiscal quarter of the Borrower, ending on the last day of each March, June, September and December of each year.

“Fiscal Year” means the fiscal year of the Borrower, ending on December 31 of each year.

“Fixed Rate” means the Foreign Currency Rate and the Adjusted LIBO Rate. The term “Fixed Rate,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Fixed Rate.

“Foreign Currency” means English Pounds Sterling, the Euro and the Mexican Peso. The term “Foreign Currency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are denominated in a Foreign Currency.

“Foreign Currency Exposure” means, at any time, the aggregate principal Dollar Amount of all Foreign Currency Loans outstanding at such time and the aggregate amount of LC Exposure that is denominated in Foreign Currencies.

“Foreign Currency Loan” means a Loan denominated in a Foreign Currency.

“Foreign Currency Office” means, with respect to a Foreign Currency, the office of the Administrative Agent designated by the Administrative Agent as such by notice to the Borrower and the Lenders.

“Foreign Currency Rate” means, in relation to any Interest Period and the related Foreign Currency Borrowing (other than a Foreign Currency Borrowing denominated in Mexican Pesos):

(a) the applicable Screen Rate (as defined below in this definition); or

(b) if no Screen Rate is available for that Interest Period of that Borrowing, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks (as defined below in this definition) to leading banks in the London or other applicable interbank market as of 11.00 am (the applicable Foreign Currency Office time) on the applicable Quotation Date for the offering of deposits in the applicable Foreign Currency and for a period comparable to that Interest Period. As used in this definition, the term “Screen Rate” means the percentage rate per annum displayed for the applicable Foreign Currency on the appropriate page of the Reuters Group screen as determined by the Administrative Agent. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders. As used in this definition, “Reference Banks” means the Administrative Agent, the Lenders named as co-syndication and co-documentation agents hereunder and any other bank or financial institution appointed as a Reference Bank by the Administrative Agent in consultation with the Borrower. Subject to Section 2.14, if the Foreign Currency Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation as required hereby, the Foreign Currency Rate shall be determined on the basis of the quotations of the remaining Reference Banks. The term “Foreign Currency Rate” when used with respect to a Borrowing made by a lending office located in the United Kingdom shall be calculated to include the MLA Costs. The “Foreign Currency Rate” with respect to a Foreign Currency Borrowing denominated in Mexican Pesos with respect to the Interest Period therefor shall be the rate at which deposits of Mexican Pesos in the amount of such Foreign Currency Borrowing and for a maturity comparable to such Interest Period are offered to the applicable Foreign Currency Office of the Administrative Agent in immediately available funds in the London interbank market, European interbank market or other market (in each case as determined by the Administrative Agent) at approximately 11:00 a.m., the applicable Foreign Currency Office time, two Business Days prior to the commencement of such Interest Period (or at such other time and day as the Administrative Agent may determine).

“Foreign Currency Sublimit” means an aggregate Dollar Amount equal to $50,000,000.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Highest Lawful Rate” has the meaning set forth in Section 9.13.

“Increase Amount” has the meaning assigned to such term in Section 2.22.

“Increased Commitment Supplement” means an Increased Commitment Supplement in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding deposits from customers received in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of any Indebtedness under this clause (f) that has not been assumed by such Person shall be equal to the lesser of the stated amount of such Indebtedness or the fair market value of the property securing such Indebtedness, (g) all Guarantees by such Person of Indebtedness of others (but not including Guarantees which do not guarantee Indebtedness), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all liabilities of such Person in respect of any Hedging Agreement, provided that, for purposes of this definition, such liabilities of such Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of a Person shall not include the amount of the purchase price of an asset held back by such Person to satisfy warranty, indemnity or other unperformed obligations of the applicable seller.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Lender Presentation dated September 27, 2011 relating to the Borrower and the Transactions.

“Interest Coverage Ratio” means, as of the end of each Fiscal Quarter, the ratio of (a) the sum of (i) EBITDA for the Borrower and the Restricted Subsidiaries for the Rolling Period ending on such date less (ii) Capital Expenditures of the Borrower and the Restricted Subsidiaries for such Rolling Period (but not including Capital Expenditures of TILC or any of its Restricted Subsidiaries utilized to acquire railcars) to (b) cash interest payments made by the Borrower and the Restricted Subsidiaries on a consolidated basis during such Rolling Period, excluding (to the extent otherwise included therein) any such interest payments made with respect to the Indebtedness of the Unrestricted Subsidiaries during such Rolling Period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Expense” means, as to any Person for any period, without duplication, total interest expenses, whether paid or accrued as liabilities (including the interest component of Capital Lease Obligations), with respect to all outstanding Indebtedness, including all commissions, discounts, and other fees and charges owed with respect to any financing or letters of credit and net costs under any Hedging Agreement to the extent that such costs are included within interest expense under GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending (a) seven days thereafter, or (b) on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, in each case as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Fixed Rate Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period (other than a seven day Interest Period) pertaining to a Fixed Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity or as an Issuing Bank, as the case may be, and not as Administrative Agent.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, without duplication, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Credit Percentage of the total LC Exposure at such time.

“Lender Affiliate” means (a) with respect to any Lender (i) an Affiliate of such Lender, or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Indebtedness” means all obligations, indebtedness and liability of the Borrower or any Subsidiary to the Administrative Agent, the Issuing Bank, the Lenders and any Affiliate of any Lender or any one of them arising pursuant to any of the Loan Documents or any Hedging Agreement, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including the obligation of the Borrower or any Subsidiaries to repay the Loans, the LC Disbursements, interest on the Loans and LC Disbursements, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents and any Hedging Agreement.

“Lenders” has the meaning set forth in the opening paragraph hereof, but shall not include any Person that ceases to be a Lender hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including each Existing Letter of Credit).

“Leveraged Lease” means a lease transaction in which the lessor has borrowed a portion of the acquisition cost of the asset leased by the lessee on a non-recourse basis and the lender obtains an assignment of the lease and a mortgage or security interest in the leased asset as collateral for such Indebtedness.

“Leverage Ratio” means as of any date: (a) for purposes of calculating the Applicable Rate (but subject in all respects to the terms contained in the definition of “Applicable Rate” with respect to the delivery (or non-delivery) of Current Information), the ratio of (i) Total Debt as of such date to (ii) EBITDA of the Borrower and the Restricted Subsidiaries for the Rolling Period ending on the most recent Quarterly Date with respect to which the Administrative Agent shall have received the Current Information, and (b) for purposes of calculating the covenant set forth in Section 6.09(b), the ratio of (i) Total Debt as of such date to (ii) EBITDA of the Borrower and the Restricted Subsidiaries on a consolidated basis for the Rolling Period ending on the most recent Quarterly Date as of the date of determination. For purposes of calculating the Leverage Ratio for any period, and provided no Revolving Loans nor any Swingline Loans are then outstanding, the Borrower shall be permitted to net any unrestricted cash and Permitted Investments then available as provided and set forth in the Borrower’s consolidated balance sheet (excluding any cash and Permitted Investments of Unrestricted Subsidiaries) as of any date against Total Debt of the Borrower and the Restricted Subsidiaries then outstanding.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. For purposes of determining the Alternate Base Rate, the LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Lien” means any interest in Property securing an obligation owed to, or claim by, a Person other than the owner of the Property, whether such interest is based on contract, constitutional, common or statutory law, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, liens and other statutory, constitutional or common law rights of landlords, leases and other title exceptions and encumbrances affecting Property. For purposes of this Agreement, the Borrower and any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Loan” means a Revolving Loan or Swingline Loan, and “Loans” means the Revolving Loans and Swingline Loans or one or more of them as provided herein.

“Loan Documents” means this Agreement, the Revolving Credit Notes, the Subsidiary Guaranties, the Fee Letter and all other agreements and other documentation now or hereafter executed and/or delivered pursuant to or in connection with the foregoing.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Material Subsidiaries taken as a whole, (b) the ability of the Borrower or any Material Subsidiary to perform any of its obligations under this Agreement or any of the other Loan Documents, (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or (d) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding a Dollar Amount equal to $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. Material Indebtedness includes the Indebtedness outstanding under the Subordinated Notes.

“Material Subsidiary” means, as of any date of determination, any Subsidiary (other than an Unrestricted Subsidiary) which is organized under the laws of the United States of America, any State thereof, or the District of Columbia and either (a) has assets (including assets of any Restricted Subsidiary of such Subsidiary) having a book value as of such date equal to or greater than ten percent (10%) of the consolidated assets of the Borrower and the Restricted Subsidiaries, or (b) accounts (together with any Restricted Subsidiary of such Restricted Subsidiary) for more than ten percent (10%) of the consolidated revenues of the Borrower and the Restricted Subsidiaries as determined for the most-recently ended Rolling Period ending on or prior to such date of determination, or (c) accounts (together with any Restricted Subsidiary of such Restricted Subsidiary) for more than ten percent (10%) of EBITDA of the Borrower and the Restricted Subsidiaries as determined for the most-recently ended Rolling Period ending on or prior to such date of determination. A Subsidiary of a Material Subsidiary shall not be deemed to be a Material Subsidiary unless such Subsidiary itself meets the requirements of this definition. As of the Effective Date, the Material Subsidiaries are the Subsidiaries designated as such on Schedule 3.11.

“Mexican Peso” means the lawful currency of the Republic of Mexico.

“MLA Costs” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.02.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the remainder of (a) the gross proceeds received by the Borrower from any Asset Disposition or any Debt Offering, less (b) underwriter discounts and commissions, investment banking fees, legal, accounting and other professional fees and expenses, and other usual customary transaction costs, less (c) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof, less (d) in the case of any Asset Disposition, amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Asset Disposition, in each case only to the extent paid or payable by the Borrower in cash and related to such Asset Disposition or Debt Offering.

“New Lender” has the meaning assigned to such term in Section 2.22.

“New York City” means New York, New York.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means: (a) in the event that after giving effect to any acquisition, the Leverage Ratio (as calculated pursuant to clause (b) of the definition thereof), on a pro forma basis, is less than 2.75 to 1.00, any acquisition by the Borrower or any Restricted Subsidiary of the Equity, or all or any portion of the assets of any Person, but only so long as no Default shall have occurred and be continuing at the time of (or would result from) such acquisition, or (b) in the event that at the time of and after giving effect to any acquisition, the Leverage Ratio (as calculated pursuant to clause (b) of the definition thereof), on a pro forma basis, is equal to or greater than 2.75 to 1.00, any acquisition by the Borrower or any Restricted Subsidiary of the Equity, or all or substantially all of the assets, of any Person (or any division or product line of such Person), but only so long as (i) no Default shall have occurred and be continuing at the time of (or would result from) such acquisition and (ii) the cash Dollar Amount for all such acquisitions permitted under this clause (b) does not exceed in the aggregate, during any Fiscal Year of the Borrower, $100,000,000.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (1) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) ground leases, subleases, licenses and sublicenses in existence on the Effective Date or granted under the permissions of Section 6.12 in respect of real property on which facilities owned or leased by the Borrower or any Restrictive Subsidiary are located that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restrictive Subsidiary;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) leases, licenses, subleases or sublicenses granted in compliance with Section 6.12 to others that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restrictive Subsidiary;

(j) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any Restrictive Subsidiary;

(k) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit issued by such Governmental Authority, or by any provision of any Governmental Rule;

(l) rights reserved to or vested in any Governmental Authority to use, control or regulate any property of the Borrower or any Subsidiary, which do not materially impair the use of such property for the purposes for which it is held; and

(m) any set-off or netting rights granted by the Borrower or any Subsidiary pursuant to any Hedging Agreement solely in respect of amounts owing under such Hedging Agreements;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) obligations issued or directly and fully guaranteed or insured by the government of the United States of America (or by any agency or instrumentality thereof), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s, and (iii) have portfolio assets of at least $1,000,000,000;

(f) money market funds of a Lender and/or its affiliates; and

(g) investments in auction rate securities with a rating of AAA or higher and a maximum maturity of one year, for which the reset date will be used to determine the maturity date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed.

“Quarterly Date” means the last day of each March, June, September and December in each year.

“Quotation Date” means, in relation to any period for which an interest rate is to be determined: (a) with respect to a Loan denominated in English Pounds Sterling, the first day of that period; (b) with respect to a Loan denominated in Euro, two TARGET Days before the first day of that period; and (c) with respect to a Loan denominated in another Foreign Currency, the day on which such interest rate is determined in accordance with market standards as determined by the Administrative Agent.

“Register” has the meaning set forth in Section 9.04.

“Reinvestment Notice” means a written notice executed by an Authorized Officer of the Borrower stating that no Default has occurred and is continuing and that the Borrower intends to use all or specified portion of the Net Cash Proceeds of an Asset Disposition on or prior to the end of the Reinvestment Period applicable to such Asset Disposition to acquire assets or for other purposes useful in the Borrower’s business as described in Section 3.16 hereof.

“Reinvestment Period” means, with respect to any Asset Disposition, the period ending 180 days after such Asset Disposition; provided, that, in the event the Borrower has entered into a definitive contract or agreement to acquire assets or for other purposes useful in the Borrower’s business utilizing all or a portion of the Net Cash Proceeds received from any such Asset Disposition, then the Reinvestment Period shall be extended until the terms of such contract or agreement are consummated, but in no event shall such Reinvestment Period be longer than 270 days.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means Lenders having greater than fifty percent (50%) or more of the Aggregate Revolving Commitment at such time, until terminated, and thereafter Lenders having greater than fifty percent (50%) or more of the Aggregate Revolving Credit Exposure.

“Restricted Payment” means, by any Person, any dividend or other distribution (whether in cash, securities or other property (other than any Equity of such Person)) with respect to any shares of any class of Equity of such Person, or any payment (whether in cash, securities or other property (other than any Equity of such Person)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Equity of such Person or any option, warrant or other right to acquire any such shares of Equity of such Person.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, (c) increased from time to time pursuant to an Increased Commitment Supplement, and (d) terminated pursuant to Article VII. The amount of each Lender’s Revolving Commitment as of the Effective Date is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment or in the Increased Commitment Supplement pursuant to which such Lender shall have become a Lender or increased its Revolving Commitment, as applicable. The Aggregate Revolving Commitment as of the Effective Date is $425,000,000.

“Revolving Commitment Termination Date” means the earliest of: (a) October 20, 2016; (b) the date on which all of the Commitments are terminated in full or reduced to zero pursuant to Section 2.09; and (c) the date on which the Commitments otherwise are terminated in full and reduced to zero pursuant to the terms of Article VII. Upon the occurrence of any event described in clause (b) or (c), the Commitments shall terminate automatically and without any further action.

“Revolving Credit Exposure” means, at any time and as to each Lender, the sum of (a) the aggregate principal Dollar Amount of Revolving Loans made by such Lender outstanding at such time plus (b) the Dollar Amount of such Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Credit Note” means a promissory note of the Borrower described in Section 2.08 payable to the order of any Lender and being substantially in the form of Exhibit E, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from Revolving Loans made by such Lender.

“Revolving Credit Percentage” means, as to any Lender, the percentage of the Aggregate Revolving Commitment constituted by its Revolving Commitment (or, if the Revolving Commitments have terminated or expired, the percentage which such Lender’s Revolving Credit Exposure at such time constitutes of the Aggregate Revolving Credit Exposure at such time).

“Revolving Loans” means the loans provided for in Section 2.01 (which shall include any advances made under Section 2.01 of the Existing Credit Agreement that is outstanding immediately prior to the Effective Date).

“Rolling Period” means any period of four consecutive Fiscal Quarters.

“S&P” means Standard & Poor’s.

“Senior Leverage Ratio” means as of any date, the ratio of (a) Total Senior Debt as of such date to (B) EBITDA of Borrower and the Restricted Subsidiaries for the Rolling Period ending on the most recent Quarterly Date as of the date of determination. For purposes of calculating the Senior Leverage Ratio as of any date, and provided no Revolving Loans nor any Swingline Loans are then outstanding, the Borrower shall be permitted to net any unrestricted cash and Permitted Investments then available (excluding any cash and Permitted Investments of Unrestricted Subsidiaries) as provided and set forth in the Borrower’s consolidated balance sheet as of such date against Total Senior Debt of the Borrower then outstanding.

“Spot Rate” means, with respect to any day, the rate determined on such date on the basis of the offered exchange rates, as reflected in the foreign currency exchange rate display of the Reuters Group (or on any successor or substitute page, or any successor to or substitute for Reuters Group, providing exchange rate quotations comparable to those currently provided by the Reuters Group on such page, as determined by the Administrative Agent from time to time) at or about 11:00 a.m. (London, England time), to purchase Dollars with the other applicable currency, provided that, if at least two such offered rates appear on such display, the rate shall be the arithmetic mean of such offered rates and, if no such offered rates are so displayed, the Spot Rate shall be determined by the Administrative Agent on the basis of the arithmetic mean of such offered rates as determined by the Administrative Agent in accordance with its normal practice.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the actual reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Fixed Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Subordinated Debt means all Indebtedness of the Borrower or any of the Restricted Subsidiaries that is permitted hereunder and is contractually subordinated to the Lender Indebtedness on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subordinated Debt Documents means the Subordinated Note Indenture, the Subordinated Notes and all agreements, documents or instruments executed and delivered by the Borrower or any of the Subsidiaries in connection with, or pursuant to, the issuance or incurrence of Subordinated Debt.

“Subordinated Note Indenture means that certain Indenture dated as of June 6, 2006 between Wells Fargo Bank, National Association, as trustee and the Borrower relating to the Subordinated Notes.

“Subordinated Note Payment means (a) any payment of principal in the event of a conversion of all or part of the Borrower’s Subordinated Notes, (b) any prepayment or repurchase of all or any part of such Subordinated Notes or (c) any other payment of principal on all or any part of such Subordinated Notes. The term Subordinated Note Payment does not include any refinancing of the Subordinated Notes permitted hereby.

“Subordinated Notes means the Borrower’s Convertible 3 7/8% Convertible Subordinated Notes due 2036.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guaranties” means the guaranties of the Lender Indebtedness by Material Subsidiaries which have been executed and delivered pursuant to the Existing Credit Agreement and are listed on Schedule 1.01(a) hereto and which are executed pursuant to Section 5.01(f) of this Agreement in substantially the form of Exhibit H hereto.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Credit Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04 and any swingline loan made under Section 2.05 of the Existing Credit Agreement that is denominated in Dollars and is outstanding on the Effective Date.

“TARGET 2” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET 2 is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TILC” means Trinity Industries Leasing Company, a Delaware corporation, and a wholly-owned Subsidiary.

“Total Debt” means, as of any date, all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis, excluding (to the extent included therein), without duplication: (a) the Indebtedness of the Unrestricted Subsidiaries and (b) the LC Exposure as of such date.

“Total Senior Debt” means, as of any date, Total Debt of the Borrower and the Restricted Subsidiaries outstanding on such date, excluding the outstanding Subordinated Debt as of such date.

“Transactions” means the execution, delivery and performance by the Borrower and its Material Subsidiaries of this Agreement and the other Loan Documents, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty on European Union” means the Treaty of Rome of March 25, 1997, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came to force on November 1, 1993), as amended from time to time.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Fixed Rate, the Alternate Base Rate or the Federal Funds Effective Rate.

“Unrestricted Subsidiary” means (a) each Subsidiary designated on Schedule 3.11 as an Unrestricted Subsidiary and (b) each special purpose Subsidiary created after the Effective Date (i) to (A) incur Indebtedness for borrowed money that is non-recourse to the Borrower or any Subsidiaries (other than such Subsidiary) or to such Subsidiary’s Property other than Property financed by such Indebtedness, in each case pursuant to customary non-recourse provisions (including normal and customary exceptions to the non-recourse nature thereof), or (B) enter into a Leverage Lease as the lessor, and (ii) for the sole purpose and business of owning and holding or leasing, as the case may be, specific Property financed by such Indebtedness or Leveraged Lease, as the case may be, and does not, and by the terms of its organizational documents, or other agreement to which it or its Property are subject, can not, (A) own or hold any Property other than the specific Property financed by such Indebtedness or Leveraged Lease, as the case may be, or similar Property, (B) participate in any other business or (C) incur any Indebtedness other than the Indebtedness to finance the specific Property, if applicable, Indebtedness arising as a result of letters of credit issued for its account and Indebtedness arising in connection with Hedging Agreements.

“Unrestricted Subsidiary Indebtedness Interest Coverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) EBITDA of the Unrestricted Subsidiaries for the Rolling Period ending on such date to (b) the sum of (i) cash interest payments made during such Rolling Period with respect to the Indebtedness of the Unrestricted Subsidiaries minus (ii) cash interest payments received by the Borrower or any Restricted Subsidiaries during such Rolling Period with respect to the Indebtedness outstanding under that certain Indenture between TRIP Rail Holdings LLC and Wilmington Trust Company relating to the notes issued thereunder in an aggregate amount of $175,000,000.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Swingline Loan”) or by Type (e.g., a “Eurodollar Loan”) or by the currency in which they are denominated (e.g., a “Euro Foreign Currency Loan”) or by any combination of the foregoing. Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Swingline Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by or by the currency in which they are denominated (e.g., a “Euro Borrowing”) or by any combination of the foregoing.

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05 Conversion of Foreign Currencies.

(a) Dollar Equivalents. The Administrative Agent may determine the Dollar Amount of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination of any Dollar Amount by the Borrower. The Administrative Agent may determine or redetermine the Dollar Amount of any amount on any date either in its own discretion or upon the request of any Lender, including the Dollar Amount of any Loan or Letter of Credit made or issued in any Foreign Currency.

(b) Rounding-Off. The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars, English Pounds Sterling, Euro, Mexican Peso, whole other currency or smaller denomination thereof to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars, whole English Pounds Sterling, Euro, Mexican Peso, whole other currency or in whole smaller denomination thereof, as may be necessary or appropriate.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make advances to the Borrower in Dollars or in any Foreign Currency from time to time during the Availability Period in an aggregate principal Dollar Amount that will not result in: (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (b) the Foreign Currency Exposure exceeding the Foreign Currency Sublimit and (c) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Revolving Loans and Revolving Borrowings.

(a) Loans Made Ratably. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b) Initial Type of Loans. Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Dollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Foreign Currency Loans may only be Fixed Rate Loans. Each Lender at its option may make any Fixed Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitations on Fixed Rate Borrowings. At the commencement of each Interest Period for any Fixed Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Fixed Rate Borrowings outstanding.

(d) Limitations on Interest Periods. The Borrower shall not be entitled to request any Borrowing after the Revolving Commitment Termination Date, or to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Commitment Termination Date.

Section 2.03 Requests for Borrowings. To request a Dollar Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Dallas, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Dallas, Texas time, on the date of the proposed Borrowing. To request a Foreign Currency Borrowing, the Borrower shall notify the Administrative Agent of such request in writing, not later than 11:00 a.m. (the applicable Foreign Currency Office time), three Business Days before the date of the proposed Borrowing or, if different, the number of days before the date of the proposed Borrowing that is standard for the applicable Foreign Currency in accordance with the Administrative Agent’s standard practice. Each such telephonic

Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request executed by an Authorized Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Dollar Borrowing or Foreign Currency Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing;

(v) in the case of a Fixed Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Dollar Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Fixed Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans.

(a) Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make advances in Dollars (each such advance, herein a “Swingline Loan”) to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the sum of the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Swingline Borrowing Procedure. To request a Swingline Loan, the Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request by telephone (confirmed by telecopy) not later than 11:00 a.m., Dallas, Texas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such notice shall be irrevocable and shall specify the requested date of (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Person designated by Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., Dallas, Texas time, on the requested date of such Swingline Loan.

(c) Lender Participation in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, Dallas, Texas time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Revolving Credit Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent , for the account of the Swingline Lender, such Lender’s Revolving Credit Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.04(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this Section 2.04(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.04(c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this Section 2.04(c) and to the Swingline Lender, as their interests may appear; provided, that, any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.04(c) shall not relieve the Borrower of any default in the payment thereof.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, denominated in Dollars or a Foreign Currency and in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be issued (which must be either Dollars or a Foreign Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment, (ii) the Foreign Currency Exposure shall not exceed the Foreign Currency Sublimit and (iii) no Default shall have occurred and be continuing.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Revolving Commitment Termination Date; provided that (A) any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods not to extend past the date in clause (ii) above and (B) Letters of Credit with an aggregate face amount not to exceed $25,000,000 may have expiration dates that extend to the date two years after the date of the issuance of each such Letter of Credit (or, in the case of any renewal or extension thereof, two years after such renewal or extension) not to extend past the date in clause (ii) above.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or with respect to the Existing Letters of Credit, upon the effectiveness of this Agreement)and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, in Dollars, such Lender’s Revolving Credit Percentage of the Dollar Amount of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.05(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Any participation funded under this Section 2.05(d) shall be converted to Dollar ABR Loans.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the currency in which it is denominated not later than 12:00 noon, Dallas, Texas time (or with respect to LC Disbursements denominated in a Foreign Currency, 12:00 noon, the applicable Foreign Currency Office time), on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Dallas, Texas time (or with respect to LC Disbursements denominated in a Foreign Currency, 10:00 a.m., the applicable Foreign Currency Office time), on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Dallas, Texas time (or with respect to LC Disbursements denominated in a Foreign Currency, 12:00 noon, the applicable Foreign Currency Office time), on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Dallas, Texas time (or with respect to LC

Disbursements denominated in a Foreign Currency, 10:00 a.m., the applicable Foreign Currency Office time), on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, the Borrower may, subject to the conditions to Borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an Revolving Borrowing or a Swingline Loan, as applicable and in each case, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in the currency in which the applicable Letter of Credit is denominated, its Revolving Credit Percentage of the unreimbursed LC Disbursement, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.05(e) the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.05(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.05(e), to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or other electronic transmission approved by the Administrative Agent) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(e) shall apply. Interest accrued pursuant to this Section 2.05(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.05 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Loans has been accelerated, Lenders with LC Exposure representing not less than fifty-one percent (51%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.05(j), and/or otherwise (ii) on the Revolving Commitment Termination Date, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash and in Dollars or the applicable Foreign Currency equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (i) or (j) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, and the Borrower will, in connection therewith, execute and deliver such security and pledge agreements in form and substance satisfactory to the Administrative Agent which the Administrative Agent may, in its discretion, require. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing not less than fifty-one percent (51%) of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement, and the Borrower will, in connection therewith, execute and deliver such security and pledge agreements in form and substance satisfactory to the Administrative Agent which the Administrative Agent may, in its discretion, require. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.06 Funding of Borrowings.

(a) By Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars by 12:00 noon, Dallas, Texas time or, in the case of Foreign Currency Loans, in the applicable Foreign Currency and by 12:00 noon the applicable Foreign Currency Office time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or, if such Loans are denominated in Dollars, by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the applicable Borrowing Request; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Funding Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections.

(a) Conversion and Continuation. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or an ABR Borrowing if no Type is specified) and, in the case of a Fixed Rate Borrowing, shall have an initial Interest Period and shall be denominated in Dollars or the applicable Foreign Currency as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Fixed Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Delivery of Interest Election Request. To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that elections made with respect to Foreign Currency Borrowings shall only be made in writing pursuant to the next sentence. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request executed by an Authorized Officer of the Borrower.

(c) Contents of Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing; and

(iv) if the resulting Borrowing is a Fixed Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Fixed Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Limitations on Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Fixed Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing, if outstanding as a Fixed Rate Dollar Borrowing, shall be converted to an ABR Borrowing and if outstanding as a Foreign Currency Borrowing, shall be continued as a Fixed Rate Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing: (i) no outstanding Dollar Borrowing may be converted to or continued as an Eurodollar Borrowing; (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto; and (iii) no outstanding Foreign Currency Borrowing may be continued for an Interest Period longer than one month. A Borrowing may not be converted to or continued as a Fixed Rate Borrowing if after giving effect thereto the Interest Period therefor would commence before and end after a date on which any principal of the Loans is scheduled to be repaid. No Foreign Currency Borrowing may be converted to an ABR Borrowing and no Borrowing denominated in one currency can be converted to another currency.

Section 2.08 Request for a Note. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form of a Revolving Credit Note or such other form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.09 Termination and Reduction of Commitments; Certain Prepayments.

(a) Automatic and Mandatory Termination. Unless previously terminated, the Commitments of each Lender shall terminate on the Revolving Commitment Termination Date. The Commitments of each Lender shall also terminate on the date when the Borrower is obligated to make any Subordinated Debt Payment that is not permitted by Section 6.06(b) or that is not permitted with the consent of the Required Lenders.

(b) Mandatory Reduction. The Aggregate Revolving Commitment shall reduce by an amount equal to the Net Cash Proceeds from any Asset Disposition or any Debt Offering that is used or is required to be used to repay the Loans pursuant to Section 2.11(b)(i). In the event that the Aggregate Revolving Commitment is reduced pursuant to this paragraph (b), both the Commitment to make Swingline Loans and the Foreign Currency Sublimit shall also be reduced to the extent necessary so that they do not exceed the Aggregate Revolving Commitment in effect after each such reduction.

(c) Optional Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Aggregate Revolving Commitment and the commitment to make Swingline Loans; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Revolving Commitments may not be reduced below the amount of the commitment to make Swingline Loans and the Foreign Currency Sublimit unless such commitment and sublimit are also reduced, as applicable, and (iii) the Borrower shall not terminate or reduce Aggregate Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11(b), the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitment.

(d) Notice of Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the

Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09(d) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders holding the Commitment of such Type in accordance with their respective Commitments of such Type.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) Promise to Pay. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan on the Revolving Commitment Termination Date in the currency in which it is denominated, (ii) to the Swingline Lender, the unpaid amount of each Swingline Loan on the Revolving Commitment Termination Date, and (iii) the amounts specified in Section 2.11 on the dates specified in such Section. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower, from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates set forth in Section 2.13.

(b) Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the currency in which such indebtedness is due.

(c) Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof, the currency in which it is denominated and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.11 Prepayment of Loans; Application of Prepayments.

(a) Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part; provided that (i) each prepayment pursuant to this paragraph (a) shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) each prepayment pursuant to this paragraph (a) shall be subject to prior notice in accordance with paragraph (d) of this Section 2.11, and (iii) the Borrower shall pay any and all costs and expenses due to the Lenders pursuant to Section 2.16 at the time of such prepayment.

(b) Mandatory Prepayment.

(i) Asset Dispositions and Debt Offering. In the event the Borrower shall receive Net Cash Proceeds from any Asset Disposition or any Debt Offering, the Borrower shall prepay the Loans in an amount equal to seventy-five percent (75%) of such Net Cash Proceeds unless, with respect to an Asset Disposition, the Borrower shall have provided the Administrative Agent with a Reinvestment Notice prior to the consummation of such Asset Disposition; provided, that, in the event the Borrower shall have provided the Administrative Agent with a Reinvestment Notice prior to the consummation of an Asset Disposition, then, on the first Business Day following the end of the Reinvestment Period applicable thereto, Borrower shall prepay the Loans in an amount equal to seventy-five percent (75%) of the Net Cash Proceeds that have not been applied during such Reinvestment Period to acquire assets or for other purposes useful in the Borrower’s business (as described in Section 3.16).

(ii) Subordinated Debt Payments. At any time the Borrower becomes obligated to make any Subordinated Note Payment that is not permitted by Section 6.06(b) or that is not consented to by the Required Lenders, the Borrower shall, prior to or contemporaneously with, any prepayment of the Subordinated Notes, prepay the Loans in full.

(c) Commitment in Excess of Outstandings. The Borrower shall, from time to time, upon demand of the Administrative Agent, prepay the Loans in such amounts as shall be necessary so that at all times the sum of the Dollar Amount of the Aggregate Revolving Credit Exposure is equal to or less than the Aggregate Revolving Commitment (or, if no Loans are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)). In addition, if, and in any event that, (i) the Swingline Loans exceed $30,000,000 or (ii) the Foreign Currency Exposure exceeds the Foreign Currency Sublimit, the Borrower shall promptly repay the Swingline Loans and/or Foreign Currency Loans (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in each case an amount equal to the applicable excess.

(d) Notice of Prepayment; Application of Prepayments. The Borrower shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) or, with respect to Foreign Currency Borrowings, in writing, of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Dallas, Texas time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Dallas, Texas time, one Business Day before the date of prepayment, (iii) in the case of a prepayment of an English Pounds Sterling Borrowing, not later than 9:30 a.m., London, England time, two Business Days before the date of prepayment and (iv) in the case of prepayment of any other type of Foreign Currency Loan not later than 9:30 a.m., the applicable Foreign Currency Office time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (which amount shall be in a minimum principal amount of $5,000,000 and in $1,000,000 increments in excess thereof, provided that Swingline Loans may be prepaid in any amount); provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(d). Promptly following receipt of any such notice relating to a Borrowing (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. The application of any prepayment of the Loans shall be applied first to ABR Loans and then to Fixed Rate Loans next maturing.

Section 2.12 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the Revolving Commitment Termination Date. Accrued commitment fees shall be payable in Dollars and in arrears on each Quarterly Date of each year and on the Revolving Commitment Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the Dollar Amount of the outstanding Revolving Loans and LC Exposure of such Lender; and the Swingline Exposure of such Lender shall be disregarded for such purpose.

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Fixed Rate Borrowings, per annum, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the administration, issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees with respect to a Letter of Credit shall be payable in Dollars and in arrears on the third Business Day following each Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 2.12(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent (including all fees due and payable pursuant to the terms of the Fee Letter).

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) ABR Borrowings. Subject to Section 9.13, the Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Borrowings. Subject to Section 9.13, the Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate (determined based on the Fixed Rate Spread).

(c) Foreign Currency Borrowing. Subject to Section 9.13, the Loans comprising each Foreign Currency Borrowing shall bear interest at the Foreign Currency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate (determined based on the Fixed Rate Spread).

(d) Swingline Loans. Subject to Section 9.13, the Swingline Loans shall bear interest each day at the greater of (i) Federal Funds Effective Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 2% or (ii) the sum of (A) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (B) the Applicable Rate (determined based on the Fixed Rate Spread) plus (C) 0.25%.

(e) Default Interest. Notwithstanding the foregoing, but subject to Section 9.13, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13.

(f) Payment of Interest. Subject to Section 9.13, accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (e) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Fixed Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest on Loans, the principal amount of which is denominated in a Foreign Currency, shall be paid in that Foreign Currency.

(g) Computation. Subject to Section 9.13, all interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) which respect to any Foreign Currency as to which another number of days is customarily used as a basis for such calculation, then interest with respect to Loans denominated in such Foreign Currency shall be computed on such basis. Interest in all cases shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Federal Funds Effective Rate, or Fixed Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Market Disruption; Alternate Rate of Interest.

(a) Market Disruption Applicable to Foreign Currency Loans. If, with respect to any Foreign Currency Loan, the Foreign Currency Rate to be applied thereto and any Interest Period therefor:

(i) at or about noon on the applicable Quotation Day, the applicable screen rate is not available and none or only one of the applicable reference banks supplies a rate to the Administrative Agent to determine the then applicable Foreign Currency Rate for the relevant Interest Period or the Administrative Agent otherwise determines that adequate and reasonable means do not exist for ascertaining the Foreign Currency Rate for such Interest Period; or

(ii) before the close of business in the jurisdiction in which the applicable Foreign Currency Office is located on the applicable Quotation Date, any Lender notifies the Administrative Agent that the cost to them of obtaining matching deposits in the relevant interbank market would be in excess of applicable Foreign Currency Rate then set, then the rate of interest on the applicable Foreign Currency Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(A) the Applicable Margin applicable to Fixed Rate Loans;

(B) the rate equal to the percentage rate per annum equivalent to the cost to the Administrative Agent of funding its participation in that Foreign Currency Loan from whatever source it may reasonably select; and

(C) the MLA Cost, if any, applicable to the Foreign Currency Loan.

If an event of the type described in clause (i) or (ii) occurs and the Administrative Agent or the Borrower so requires, the Administrative Agent, the Lenders and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b) Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period;

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or

(iii) the Administrative Agent determines that by reason of circumstances affecting the interbank dollar market generally, deposits in Dollars in the relevant interbank dollar market are not being offered for the applicable Interest Period and in an amount equal to the amount of the Fixed Rate Loan requested by the Borrower;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or other electronic transmission approved by the Administrative Agent as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of the affected type shall be ineffective and (ii) if any Borrowing Request requests a Borrowing of the affected type, such Borrowing shall be made as an ABR Revolving Borrowing.

Section 2.15 Increased Costs.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Fixed Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the applicable interbank market any other condition affecting this Agreement or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or Foreign Currency Loan or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. In addition, if the introduction of, or changeover to, the Euro in the United Kingdom shall result in an increase in the cost to any Lender of making or maintaining any Euro or English Pounds Sterling Loan (or of maintaining its obligation to make any such Loan) or result in a reduction of the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the applicable Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit and Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Delivery of Certificate. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Limitation on Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 . for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith) or (d) the assignment of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Fixed Rate Loan, such loss, cost or expense to any Lender shall be deemed to include (i) an amount determined by such Lender to be the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Fixed Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars or in the applicable Foreign Currency of a comparable amount and period from other banks in the applicable market utilized to determine the related Fixed Rate; (ii) any loss incurred in liquidating or closing out any foreign currency contract; and (iii) any loss arising from any change in the value of Dollars in relation to any Loan made in a Foreign Currency which was not paid on the date due. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) Gross Up. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, each Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnification. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Receipts. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) FATCA. If a payment made to a Lender hereunder would be subject to United States Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. A Lender shall not be entitled to payment or indemnification under this Section 2.17 with respect to Taxes imposed on any “withholdable payment” payable to such Lender as a result of the failure of such Lender to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Dallas, Texas time), on the date when due, in immediately available funds in the currency in which the underlying obligations being paid is denominated as determined pursuant hereto, without set-off or counterclaim; provided that the Borrower shall make all payments in respect of the Foreign Currency Loans prior to the time express required hereunder (or, if no such time is expressly required, prior to 12:00 noon, the applicable Foreign Currency Office time), on the date when due, in immediately available funds and in the Foreign Currency in which such Loan is denominated, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices in New York City, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) Pro Rata Application. Each Borrowing of Revolving Loans shall be made, each payment on account of any commitment fee or participation fee in respect of the Revolving Commitments hereunder shall be allocated by the Administrative Agent and any reduction of the Revolving Commitments of the Lenders shall be allocated by the Administrative Agent, in each case, pro rata according to the relevant Revolving Credit Percentages of the Lenders. Each payment (including each prepayment) on account of principal of and interest on any Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. Further, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Set offs. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest, and (ii) the provisions of this Section 2.18(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.18(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Payments From Borrower Assumed Made. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Application of Proceeds of Subsidiary Guaranty. All amounts received under each Subsidiary Guaranty shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent hereunder and then to all other unpaid or unreimbursed Lender Indebtedness (including reasonable attorneys’ fees and expenses) owing to the Administrative Agent in its capacity as Administrative Agent only and then any remaining amount of such proceeds shall be distributed:

(i) first, to the Lenders, pro rata in accordance with the respective unpaid amounts of Lender Indebtedness (other than that relating to Hedging Agreements), until all such Lender Indebtedness is paid in full; and

(ii) second, to Lenders, pro rata in accordance with the respective unpaid amounts of Lender Indebtedness arising in connection with Hedging Agreements, until all such Lender Indebtedness is paid in full.

Section 2.19 Illegality.

(a) Illegality. Notwithstanding any other provision of this Agreement to the contrary, if (i) by reason of the adoption of any applicable Governmental Rule or any change (after the Effective Date) in any applicable Governmental Rule or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) of any central bank or other Governmental Authority or (ii) circumstances affecting the applicable interbank dollar market or the position of a Lender therein shall at any time make it unlawful or impracticable in the sole discretion of a Lender exercised in good faith for such lender or its applicable lending office to (A) honor its obligation to make Fixed Rate Loans either generally or for a particular Interest Period provided for hereunder, or (B) maintain Fixed Rate Loans either generally or for a particular Interest Period provided for hereunder, then such Lender shall promptly notify the Borrower thereof through the Administrative Agent and such Lender’s obligation to make or maintain Fixed Rate Loans having an affected Interest Period hereunder shall be suspended until such time as such Lender may again make and maintain Fixed Rate Loans having an affected Interest Period (in which case the provisions of Section 2.19(b) hereof shall be applicable). Before giving such notice pursuant to this Section 2.19(a), such Lender will designate a different available lending office for the affected Fixed Rate Loans of such Lender or take such other action as the Borrower may request if such designation or action will avoid the need to suspend such Lender’s obligation to make Fixed Rate Loans hereunder and will not, in the sole opinion of such Lender exercised in good faith, be disadvantageous to such Lender (provided, that such Lender shall have no obligation to so designate a lending office for Fixed Rate Loans located in the United States of America).

(b) Affected Loans. If the obligation of any Lender to make or maintain any Fixed Rate Loans shall be suspended pursuant to Section 2.19(a) hereof, all Loans having an affected Interest Period which would otherwise be made by such Lender as Fixed Rate Loans shall: (i) if such Loans are Eurodollar Loans, be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower with a copy to the Administrative Agent, each Eurodollar Loan having an affected Interest Period of such Lender then outstanding shall be automatically converted into an ABR Loan on the last day of the Interest Period for such Eurodollar Loans unless earlier conversion is required by applicable law) and, to the extent that Eurodollar Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Loans shall be applied instead to such ABR Loans and (ii) if such Loan is a Foreign Currency Loan, such Foreign Currency Loan will not be made and, if such Lender so requests by notice to the Borrower with a copy to the Administrative Agent, each Foreign Currency Loan having an affected Interest Period of such Lender then outstanding shall be repaid.

Section 2.20 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation Obligations. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) a Lender is a Defaulting Lender, or (iv) any Lender suspends its obligation to maintain or fund Fixed Rate Loans under Section 2.19, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Bank, the Lenders and the Swingline Lender, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Suspension of Commitment Fees. Commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) Suspension of Voting. The Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02) and notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender;

(c) Participation Exposure. If any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) Reallocation. All or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (B) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) Payment and Cash Collateralization. If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) Suspension of Letter of Credit Fee. If Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) Reallocation of Fees. If the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages; and

(v) Issuing Bank Entitled to Fees. If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.21(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) Suspension of Swingline Loans. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) Setoff against Defaulting Lender. Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.20(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank, the Lenders or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02. are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Credit Percentage.

Section 2.22 Increase of Revolving Commitments. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Lenders), the Borrower may provide notice of an increase of the aggregate amount of the Revolving Commitments.

(a) Limitation on Increases and Additions. Each such increase shall be subject to the following limitations:

(i) each such increase must be in an aggregate amount equal to any integral multiple of $5,000,000 and not less than $20,000,000;

(ii) the aggregate amount for all such increases shall not exceed $175,000,000 and after giving effect to any such increase, the Aggregate Revolving Commitment must not exceed $600,000,000;

(iii) as of the effective date of any such increase, no Default shall exists;

(iv) the aggregate amount of the Revolving Commitments shall not have previously been reduced more than once; and

(v) the total number of increases implemented under this Section 2.22 shall not exceed four (4).

(b) New Lenders. No Lender is obligated to increase its Revolving Commitment under the provisions of this Section. If one or more of the Lenders will not be providing a portion of an increase or addition under this Section, then, with notice to the Administrative Agent and the other Lenders, another one or more financial institutions, each as reasonably approved by the Borrower and the Administrative Agent (a “New Lender”), may commit to provide an amount equal to the aggregate amount of the requested increase and/or addition that will not be provided by the existing Lenders (the “Increase Amount”); provided, that the Revolving Commitment of each New Lender shall be at least $10,000,000 and the maximum number of New Lenders added to this Agreement under this Section shall be ten (10).

(c) Implementation of Increase. Each increase consummated under this Section 2.22(c) shall be effective upon the delivery of an Increased Commitment Supplement (herein so called) in the form attached hereto as Exhibit G executed by the Borrower, the Administrative Agent and the Lenders willing to increase their Revolving Commitments and/or provide the New Lenders (if any).

(d) Pro Rata Revolving Fundings. If all existing Lenders shall not have provided their pro rata portion of a requested increase in the Revolving Commitments, then after giving effect to the requested increase the outstanding Revolving Loans may not be held pro rata in accordance with the new Revolving Commitments. In order to remedy the foregoing, on the effective date of the applicable Increased Commitment Supplement increasing the Revolving Commitments, the Lenders shall make advances among themselves, such advances to be in amounts sufficient so that after giving effect thereto, the Revolving Loans shall be held by the Lenders pro rata according to their respective Revolving Commitments. The advances made by a Lender under this Section 2.22(d) shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of one or more of the Lenders who received the advances.

Section 2.23 European Economic and Monetary Union Provisions. The following clauses of this Section 2.23 shall be effective at and from the commencement of the third stage of EMU by the United Kingdom:

(a) Redenomination and Foreign Currencies. Each obligation under this Agreement which has been denominated in English Pounds Sterling shall be redenominated into the euro unit in accordance with EMU legislation; provided, that if and to the extent that any EMU legislation provides that following the commencement of the third stage of EMU by the United Kingdom an amount denominated either in the Euro or in English Pounds Sterling and payable within the United Kingdom by crediting an account of the creditor can be paid by the debtor either in the euro unit or in English Pounds Sterling, each party to this Agreement shall be entitled to pay or repay any such amount either in the euro unit or in English Pounds Sterling. Any Foreign Currency Borrowing that would otherwise be denominated in English Pounds Sterling shall be made in the euro unit and except as provided in the forgoing sentence, any amount payable by the Administrative Agent to the Lenders under this Agreement shall be paid in the euro unit.

(b) Payments by Agent Generally. With respect to the payment of any amount denominated in the euro unit or in English Pounds Sterling, neither the Administrative Agent nor any Lender shall be liable to the Borrower or any Lender in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid if such party shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the euro unit or, as the case may be, in English Pounds Sterling) to the account with the bank which shall have been specified for such purpose. As used herein, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of the Euro.

(c) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to English Pounds Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the commencement of the third stage of EMU by the United Kingdom; provided, that if any Fixed Rate English Pounds Sterling Borrowing is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(d) Rounding and other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement:

(i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in English Pounds Sterling shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Administrative Agent may from time to time specify; and

(ii) except as expressly provided in this Section 2.23(d)(ii), each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in the United Kingdom.

ARTICLE III

Representations and Warranties

In order to induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Borrower represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s and each Material Subsidiary’s (as applicable) corporate, partnership or limited liability company powers (as applicable) and have been duly authorized, as applicable, by all necessary corporate, partnership or limited liability company powers (as applicable) and, if required, stockholder action. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and each Material Subsidiary (to the extent a party thereto) and constitute the legal, valid and binding obligations of the Borrower and each Material Subsidiary (as applicable), enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Material Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Material Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended December 31, 2010, audited by Ernst & Young, LLP, independent public accountants and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended June 30, 2011, certified by one of its Financial Officers. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No Material Adverse Change. Since December 31, 2010, and except for the Disclosed Matters, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 3.05 Properties.

(a) Title. Each of the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its Property material to its business, which is not subject to any Lien except for (i) Permitted Encumbrances and (ii) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Borrower and the Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation.

(a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Change in Disclosed Matters. Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements. Each of the Borrower and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither (a) a Default nor (b) any other default by the Borrower or any of the Subsidiaries under any agreement that could reasonably be expected to result in a Material Adverse Effect, has occurred and is continuing.

Section 3.08 Investment Company Status. Neither the Borrower nor any of the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (in each case determined based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the date of the most recent financial statements reflecting such amounts, does not exceed the fair market value of the assets of such Plan (as of the date of determination of such benefit obligation amount) by an amount which, if it constituted a direct liability of the Borrower, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Subsidiaries. Schedule 3.11 hereto accurately (a) reflects (i) the jurisdiction of incorporation or organization of the Borrower and each of the Subsidiaries, and (ii) each jurisdiction in which the Borrower and each of the Subsidiaries is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, and (b) specifies those Subsidiaries that are Unrestricted Subsidiaries. The Borrower has no Subsidiaries other than those listed on Schedule 3.11.

Section 3.12 Burdensome Obligations. Neither the Borrower nor any of the Restricted Subsidiaries, nor any of their respective properties, is subject to any law or any pending or threatened Change in Law or subject to any restriction under its articles or certificate of incorporation, bylaws, regulations, partnership agreement or comparable charter or other organizational documents or under any agreement or instrument to which the Borrower or any of the Restricted Subsidiaries, or any of their respective properties, may be subject or bound, which is so unusual or burdensome as to be likely in the foreseeable future to result in a Material Adverse Effect.

Section 3.13 Employee Matters. Except as set forth on Schedule 3.13, neither the Borrower nor any of the Restricted Subsidiaries, nor any of their respective employees, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Restricted Subsidiaries, or their respective employees, which could reasonably be expected to result in a Material Adverse Effect.

Section 3.14 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum, nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.15 Margin Stock. None of the proceeds of the Loans will be used for the purpose of, and neither the Borrower nor any Subsidiary is engaged in the business of, extending credit for the purpose of (a) purchasing or carrying any “margin stock” as defined in Regulation U of the Board (12 C.F.R. Part 221) or (b) reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock, in either case in violation of Regulation U. Neither the Borrower nor any Subsidiary is engaged principally in the business of extending credit for the purpose of purchasing or carrying any margin stock. Neither the Borrower nor any Subsidiary nor any Person acting on behalf of the Borrower or any Subsidiary has taken or will take any action which would cause any of the Loan Documents, including this Agreement and any Subsidiary Guaranty, to violate Regulation U or any other regulation of the Board , or to violate any similar provision of the Securities Exchange Act of 1934 or any rule or regulation under any such provision thereof. Notwithstanding the foregoing, proceeds of a Loan may be used to purchase margin stock in a Permitted Acquisition and for repurchases of treasury stock (to the extent permitted by the terms of Section 6.06), in each case if, after applying the proceeds of the applicable Loan, such Loan can be made in compliance with Regulation U of the Board.

Section 3.16 Primary Business. The primary business of the Borrower and the Subsidiaries taken as a whole is that of the manufacturing of transportation, construction, energy and industrial products, and the leasing of railroad cars and related equipment.

Section 3.17 Environmental Matters.

(a) Compliance with Environmental Law. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b) Hazardous Materials. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, all Hazardous Materials or solid waste generated at any and all Property of the Borrower or any Restricted Subsidiary have in the past been transported, treated and disposed of only by carriers maintaining valid permits under any Environmental Law, and only at treatment, storage and disposal facilities maintaining valid permits under any Environmental Law, which carriers and facilities have been and are operating in compliance with such permits.

(c) Release. The Borrower and each Restricted Subsidiary have taken all reasonable steps necessary to determine and have determined that no Hazardous Materials or solid waste has been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any Property of the Borrower or any Restricted Subsidiary except in compliance with Environmental Laws, and except for releases that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.18 Designated Senior Debt. The Lender Indebtedness arising under this Agreement is “Designated Senior Debt” under the Subordinated Note Indenture and the Administrative Agent is the “Representative” thereunder.

Section 3.19 Schedules to other Loan Documents. All information set forth in all disclosure schedules to the other Loan Documents is true, correct and complete in all material respects.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The effectiveness of this Agreement to amend and restate the Existing Credit Agreement and the obligations of the Lenders to make Loans hereunder and any agreement of the Issuing Bank to issue, amend, renew or extend any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) This Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto (including each Material Subsidiary party to a Subsidiary Guarantee) either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated as of the date hereof) of Haynes & Boone, LLP, counsel for the Borrower and the Material Subsidiaries, in form and substance satisfactory to the Administrative Agent, and covering such matters relating to the Borrower, such Material Subsidiaries, this Agreement, the other Loan Documents and/or the Transactions as the Administrative Agent shall reasonably request.

(c) Corporate Authorizations. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and each Material Subsidiary, the authorization of the Transactions and any other legal matters relating to the Borrower, the Material Subsidiaries, this Agreement, the other Loan Documents and/or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Closing Certificate. The Administrative Agent shall have received a certificate, dated as of the date hereof and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) Fees. The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable pursuant to the Fee Letter, this Agreement or any other Loan Document on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f) Existing Credit Agreement. The Administrative Agent shall have received evidence that all unpaid interest and fees accrued under the Existing Credit Agreement through the Effective Date and all other fees, expenses and other charges outstanding thereunder (including any amounts due under the Existing Credit Agreement arising as a result of the termination of all interest periods thereunder on the Effective Date) shall have been paid or shall be paid with the proceeds of the initial Loans hereunder. All swingline loans which are outstanding under the Effective Date under the Existing Credit Agreement and that are denominated in a currency other than Dollars shall have been repaid or will be repaid with the proceeds of the initial advance hereunder.

(g) Other Documentation. The Administrative Agent and its counsel shall have received all information, approvals, documents or instruments as the Administrative Agent or its counsel may reasonably request.

All documents executed or submitted pursuant to this Section 4.01 by and on behalf of the Borrower or any of the Material Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The obligations of the Lenders to make Loans and any agreement of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Dallas, Texas time, on October 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time). Upon satisfaction of each of the conditions set forth in this Section 4.01, the Borrower and the Administrative Agent shall execute the Certificate of Effectiveness. Upon the execution and delivery of the Certificate of Effectiveness, the Existing Credit Agreement shall automatically and completely be amended and restated on the terms set forth herein without necessity of any other action on the party of any Lender, the Administrative Agent or the Borrower. Until execution and delivery of the Certificate of Effectiveness, the Existing Credit Agreement shall remain in full force and effect in accordance with its terms. Each Lender hereby authorizes the Administrative Agent to execute the Certificate of Effectiveness on its behalf and acknowledges and agrees that the execution of the Certificate of Effectiveness by the Administrative Agent shall be binding on each such Lender.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and any agreement of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the further satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Person set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) No Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) Lending Limits. The funding of such Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit and all other Borrowings to be made and/or Letter(s) of Credit to be issued, amended, renewed or extended (as applicable) on the same day under this Agreement, shall not cause the Aggregate Revolving Credit Exposure to be greater than the Aggregate Revolving Commitment nor the Foreign Currency Exposure to exceed the Foreign Currency Sublimit.

(d) Borrowing Request. The Administrative Agent shall have received a Borrowing Request for any Borrowing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.

Section 4.03 Effective Date Advances and Adjustments. On the Effective Date, the aggregate amount of the revolving commitments under the Existing Credit Agreement is changed hereunder, new Lenders are being added hereto and not all Lenders party to the Existing Credit Agreement are participating in the Revolving Commitments based on their pro rata percentages established under the Existing Credit Agreement. As a result, any revolving loans outstanding under the Existing Credit Agreement which are continued hereunder will not be held pro rata by the Lenders in accordance with their Revolving Credit Percentages determined hereunder. To remedy the foregoing, on the Effective Date and upon fulfillment of the conditions in Section 4.01, the Lenders shall make advances among themselves (which may be through the Administrative Agent) so that after giving effect thereto and to the extent necessary so that the Revolving Loans will be held by the Lenders, pro rata in accordance with their respective Revolving Credit Percentages hereunder. Any advances made on the Effective Date under this Section by each Lender whose Revolving Credit Percentage is new or has increased under this Agreement (as compared to its revolving credit percentage under the Existing Credit Agreement) shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Lender or Lenders whose Revolving Credit Percentage has decreased (as compared to its revolving credit percentage under the Existing Credit Agreement). The advances made under this Section shall be ABR Borrowings made under each Lender’s Revolving Commitment unless another Type of Borrowing is selected by the Borrower to be applicable thereto.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or cash collateralized and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and each Lender that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Audit. within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) Quarterly Financial Statements. within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit D, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.09(a), (b), and (c) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) Accountant’s Certificate. concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) Public Reports. promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f) Delivery of Additional Subsidiary Guarantees. concurrently with the delivery of the certificate described in Section 5.01(c) above for each Fiscal Year of Borrower; if requested by the Administrative Agent, within 45 days after the delivery of the certificate described in Section 5.01(c) for a Fiscal Quarter; and, if requested by the Administrative Agent at any time a Default exists, within 45 days after the request: (i) a Subsidiary Guaranty duly executed by each Material Subsidiary that has not previously executed and delivered to the Administrative Agent a Subsidiary Guaranty and (ii) such resolutions, member or partner consents, certificates, legal opinions and such other related documents as the Administrative Agent may reasonably request with respect to each such Material Subsidiary, all in form and substance satisfactory to the Administrative Agent (and such Material Subsidiary shall become a subsidiary guarantor hereunder upon delivery of the items described in clauses (i) and (ii));

(g) Subordinated Note Indenture Notices. promptly after such delivery or receipt, copies of any financial or other report or notice delivered to, or received from, any holders of the Subordinated Notes, which report or notice has not otherwise been delivered to the Lenders hereunder; and

(h) Additional Information. promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) Default. the occurrence of any Default;

(b) Material Litigation. the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) ERISA Event. the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) Ratings. an announcement by Moody’s, S&P or other ratings agency of a change in the ratings established or deemed to have been established for the Borrower or any Indebtedness of the Borrower;

(e) Environmental Issues. any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened or other environmental claims against the Borrower or any of the Restricted Subsidiaries or any of their respective properties pursuant to any applicable Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; or

(f) Material Events. any other event or circumstance that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04 Payment of Obligations. The Borrower will, and will cause each of the Restricted Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of the Restricted Subsidiaries to: (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by the Borrower and the Restricted Subsidiaries.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes of the Borrower and the Subsidiaries, including to pay fees and expenses related to the closing and consummation of the Transactions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.09 Maintenance of Debt Ratings. The Borrower shall use commercially reasonable efforts to ensure that the Borrower’s Indebtedness is rated by at least two ratings agencies of nationally recognized standing.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or cash collateralized and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and each Lender that:

Section 6.01 Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof and, to the extent such Indebtedness is subordinated to the Lender Indebtedness, any replacement Indebtedness is subordinated to the Lender Indebtedness to the same extent as the subordinated Indebtedness being replaced;

(c) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(d) Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary (including pursuant to the Subsidiary Guaranties);

(e) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (not including rail cars), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) no Default has occurred and is continuing at the time such Indebtedness is incurred or would result from the incurrence thereof;

(f) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed a Dollar Amount equal to $25,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of trade letters of credit;

(h) Indebtedness secured by Liens permitted by Section Section 6.02 (g); provided that (i) no Default has occurred and is continuing at the time such Indebtedness is incurred or would result from the incurrence thereof, and (ii) the aggregate principal amount of Indebtedness of the Borrower permitted by this clause shall not exceed a Dollar Amount equal to $15,000,000 at any time outstanding;

(i) Indebtedness existing in connection with Hedging Agreements, provided such Hedging Agreements are in compliance with Section 6.05;

(j) Capital Lease Obligations (excluding those outstanding on the Effective Date) of TILC and its Restricted Subsidiaries arising under leases of rail cars; provided that the aggregate principal amount of Indebtedness permitted by this clause shall not exceed a Dollar Amount equal to $75,000,000 at any time outstanding;

(k) Indebtedness secured by rail cars and their related leases; provided that (i) the aggregate outstanding principal amount of all Indebtedness secured by rail cars and their related leases (including such Indebtedness outstanding on the Effective Date but excluding the Capital Lease Obligations described in clause (j)) shall not exceed a Dollar Amount equal to $125,000,000 at any time outstanding and (ii) the Liens securing such Indebtedness shall be permitted by Section 6.02; and

(l) in addition to Indebtedness permitted by the foregoing clauses of this Section 6.01, unsecured Indebtedness of the Borrower and the Restricted Subsidiaries, provided that: (i) the maturity of any such Indebtedness extends past the Revolving Credit Termination Date, (ii) the aggregate principal amount of Indebtedness incurred directly by Restricted Subsidiaries under this clause (l) shall not exceed a Dollar Amount equal to $10,000,000 at any time outstanding, (iii) no Default has occurred and is continuing at the time such Indebtedness is incurred or would result from the incurrence thereof and (iv) after giving pro forma effect to such Indebtedness, the Borrower shall be in compliance with the financial covenant set out in Section 6.09, both (A) as calculated for the Rolling Period then most recently ended as if the Indebtedness had been incurred as of the first day of each such period (and to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation) and (B) on a projected basis at the time of incurrence thereof through the Revolving Credit Termination Date.

Section 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary, and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, removals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any fixed or capital asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets (not including rail cars) acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens do not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(e) Liens on rail cars of TILC and its Restricted Subsidiaries securing the Indebtedness permitted by clause (j) of Section 6.01; provided that such Liens do not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(f) Liens on rail cars, related leases and related collateral accounts; provided that (i) such Liens secure Indebtedness permitted by clause (k) of Section 6.01; (ii) the amount of the Indebtedness secured thereby at the time of the incurrence thereof is not less than 60% of the fair market value of the assets secured thereby; and (iii) such Liens do not apply to any other property or assets of the Borrower or any Restricted Subsidiary; and

(g) other Liens securing Indebtedness permitted under clause (h) of Section 6.01; provided that the aggregate book value of all assets encumbered by all the Liens permitted under this clause (g) shall not exceed $15,000,000, with the book value of an asset determined at the time of the granting of the Lien therein.

Section 6.03 Fundamental Changes.

(a) Merger, Liquidation, etc. The Borrower will not, and will not permit any Restricted Subsidiary to: (i) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or (ii) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing: (A) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Subsidiary may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and if one of the Subsidiaries is a Material Subsidiary, the surviving entity will also be a Material Subsidiary, (C) Borrower or any Restricted Subsidiary may merge into or consolidate with another Person in an acquisition permitted by Section 6.04 as long as, if the Borrower is involved, the Borrower is the surviving entity and if a Material Subsidiary is involved, the Material Subsidiary is the surviving Person or the surviving Person shall become a Material Subsidiary party to the Subsidiary Guaranty promptly after the consummation of such transaction and (D) any Subsidiary that is not a Material Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(b) Nature of Business. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Effective Date (as described in Section 3.16) and businesses reasonably related thereto.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness or other obligation of, or make or permit to exist any investment or any other interest in, any other Person (other than securities exercisable or convertible into, or exchangeable for, the Equity of the Borrower and each Subsidiary), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Borrower in Subsidiaries existing on the Effective Date and investments by such Restricted Subsidiaries in their respective Subsidiaries existing on the Effective Date;

(c) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(d) Guarantees by the Borrower of Indebtedness and other obligations of any Restricted Subsidiary and by any Subsidiary of Indebtedness and other obligations of the Borrower or any other Subsidiary (including pursuant to the Subsidiary Guaranties) and any other Guarantees permitted by Section 6.01;

(e) Permitted Acquisitions;

(f) Hedging Agreements permitted by Section 6.05; and

(g) in addition to investments permitted by the foregoing clauses of this Section 6.04, any other investments (including any performance Guarantee of the obligations of any Unrestricted Subsidiary but expressly excluding any repurchase of the Equity of the Borrower) as long as at the time of and immediately after giving effect to any such investment, (i) no Default has occurred and is continuing or would result and (ii) the Leverage Ratio (as calculated pursuant to clause (b) of the definition thereof), on a pro forma basis, is less than 2.75 to 1.00; provided that in the event that the Leverage Ratio (as so calculated) is equal to or greater than 2.75 to 1.00 at the time an investment is made, then the aggregate amount measured at cost of the investments made under this Section 6.04(g) during the entire term of this Agreement (including the investment in question) may not exceed the greater of (A) $50,000,000 or (B) 2.5% of the Borrower’s consolidated current assets as determined in accordance with GAAP as reflected in the then-most recent financial statements provided by the Borrower at the time an investment is made pursuant to this Section 6.04(g).

Section 6.05 Hedging Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 6.06 Restricted Payments ; Certain Payments of Subordinated Debt.

(a) Restricted Payments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) the Borrower may declare and pay dividends with respect to its Equity payable solely in additional shares of its common Equity;

(ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity;

(iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock compensation plans or other benefit plans for management or employees of the Borrower and the Restricted Subsidiaries, including pursuant to any severance packages for management or employees of the Borrower and the Restricted Subsidiaries;

(iv) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its Equity with the proceeds received from the substantially concurrent issuance of Equity of such Person;

(v) the Borrower may declare and pay dividends if, as of the date of the payment of such dividends and after giving effect to the payment thereof and any Indebtedness incurred in connection therewith, no Default has occurred and is continuing or would result and:

(A) the Leverage Ratio (as calculated on a pro forma basis pursuant to clause (b) of the definition thereof and as of the most recently ended Rolling Period) is less than 2.75 to 1.00; or

(B) if the Leverage Ratio (as calculated on a pro forma basis pursuant to clause (b) of the definition thereof and as of the most recently ended Rolling Period) is equal to or greater than 2.75 to 1.00, then the aggregate amount of dividends paid under the permissions of this clause (v) during the then current Fiscal Year shall not exceed an amount equal to the greater of (1) $35,000,000, or (2) 50% of the Borrower’s consolidated net income (determined in accordance with GAAP) for such Fiscal Year,

(vi) In addition to the dividends permitted by clause (v) and the other Restricted Payments permitted by this clause (a), the Borrower may make other Restricted Payments if, as of the date of the payment of such Restricted Payment and after giving effect to the payment thereof and any Indebtedness incurred in connection therewith, no Default has occurred and is continuing or would result and:

(A) the Leverage Ratio (as calculated on a pro forma basis pursuant to clause (b) of the definition thereof and as of the most recently ended Rolling Period) is less than 2.75 to 1.00; and

(B) if the Leverage Ratio (as calculated on a pro forma basis pursuant to clause (b) of the definition thereof and as of the most recently ended Rolling Period) is equal to or greater than 2.75 to 1.00, then the aggregate cash amount of all Restricted Payments made under the permissions of this clause (vi) during the then current Fiscal Year shall not exceed an amount equal $25,000,000.

(b) Subordinated Debt Payments. The Borrower will not make, directly or indirectly, any cash principal payment of or in respect of any Subordinated Notes (including any sinking fund or similar deposit and any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of the Subordinated Notes) or any other Subordinated Note Payment, except for Subordinated Note Payments if, as of the date of such payment and after giving effect thereto, no Default has occurred and is continuing or would result and the Leverage Ratio (as calculated on a pro forma basis pursuant to clause (b) of the definition thereof and as of the most recently ended Rolling Period) is less than 2.75 to 1.00.

Section 6.07 Transactions with Affiliates. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis at fair market value from unrelated third parties, (b) transactions between or among the Borrower and the Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06 and (d) any transaction permitted by Section 6.04.

Section 6.08 Restrictive Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien in favor of the Administrative Agent upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any its Equity or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee the Lender Indebtedness; provided that:

(i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement;

(ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date and identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder;

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and

(vi) the foregoing shall not apply to restrictions or conditions imposed by any agreement executed in connection with Indebtedness permitted under Section 6.01 as long as (A) the Borrower is rated BBB- or better by S&P and Baa3 or better by Moody’s at the time such Indebtedness is incurred or (B) if the conditions in sub clause (A) are not satisfied at the time Indebtedness is incurred, the aggregate outstanding principal amount of Indebtedness that imposes restrictions and conditions of the type described in clauses (a) and (b) above does not exceed $500,000,000.

Section 6.09 Financial Covenants.

(a) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 2.25 to 1.00.

(b) Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than 3.75 to 1.00 at any time.

(c) Unrestricted Subsidiary Indebtedness Interest Coverage Ratio. The Borrower will not permit the Unrestricted Subsidiary Indebtedness Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.50 to 1.00.

(d) Senior Leverage Ratio. The Borrower will not permit the Senior Leverage Ratio to be greater than 2.75 to 1.00 at any time.

Section 6.10 Fiscal Year. The Borrower will not change its Fiscal Year.

Section 6.11 Modifications to Debt Documents; Payment Restrictions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to,

(a) amend, modify, or waive any covenant contained in any of the Subordinated Debt Documents if the effect of such amendment, modification, or waiver would be to make the terms of any such Subordinated Debt Document materially more onerous to the Borrower or any of the Restricted Subsidiaries; or

(b) amend, modify, or waive any provision of the Subordinated Debt Documents if the effect of such amendment, modification or waiver (i) subjects the Borrower or any of the Restricted Subsidiaries to any additional material obligation, (ii) increases the principal of or rate of interest on any Subordinated Debt, (iii) accelerates the date fixed for any payment of principal or interest on any Subordinated Debt, or (iv) would change the percentage of holders of such Subordinated Debt required for any such amendment, modification, or waiver from the percentage required on the Effective Date.

Section 6.12 Asset Sales. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset except:

(a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

(b) sales of rail cars in the ordinary course of business up to $25,000,000 per year (excluding the sale of rail cars by Restricted Subsidiaries to Unrestricted Subsidiaries);

(c) sales of rail cars by Restricted Subsidiaries to Unrestricted Subsidiaries for cash consideration, or to the extent not for cash consideration, as otherwise permitted by Section 6.04;

(d) leases of inventory and, to the extent not constituting inventory, rail cars and other equipment in the ordinary course of business;

(e) sales, transfers and dispositions to the Borrower or a Restricted Subsidiary; and

(f) dispositions of other assets during the entire term of this Agreement with an aggregate book value that does not exceed 5% of the Borrower’s consolidated current assets (excluding the current assets of Unrestricted Subsidiaries); provided that if the Borrower delivers a Reinvestment Notice prior to the applicable disposition, the 5% of consolidated current asset limitation of this clause shall not apply to the related asset disposition if the proceeds from such distribution are actually reinvested during the related Reinvestment Period.

Section 6.13 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset in accordance with Section 6.12 and is consummated within 90 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset.

Section 6.14 Trinity Marks Company. So long as Trinity Marks Company (“Trinity Marks”) is designated as an Unrestricted Subsidiary, neither the Borrower nor any of the Subsidiaries, including TILC, will permit Trinity Marks to (a) hold any assets other than railcar identification marks, including any evidence of ownership of such marks issued by the Association of American Railroads and all rights with respect to such marks including the right to payment of railroad mileage credits (the “Mark Assets”) and (b) conduct any business other than owning the Mark Assets, acting for holders of the beneficial interests of the Mark Assets and the other activities permitted by Part V of that certain Amended and Restated Marks Company Trust Agreement between TILC and Wilmington Trust Company dated as of May 17, 2001, as the same exists on the Effective Date, without giving effect to any amendment or other modification thereof unless such modification is approved by the Required Lender. The Borrower will not permit TILC to hold less than 100% of the beneficial interest in all of the assets of Trinity Marks other than those identified trust assets that are from time to time allocated by Trinity Marks into one or more separate portfolios of trust assets to be accounted for independently.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) Principal Payment. the Borrower shall fail to pay (including, but not limited to, any failure to pay any mandatory prepayment required by Section 2.11(b)) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) Other Payments. the Borrower or any Material Subsidiary shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) Representations and Warranties. any representation or warranty made or deemed made by or on behalf of the Borrower or any Material Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, or any amendment or modification hereof or thereof, or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any representation or warranty already qualified by materially, in any respect) when made or deemed made;

(d) Immediate Covenant Defaults. the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03 (with respect to the Borrower’s and the Material Subsidiaries’ existence), 5.08 or in Article VI;

(e) Other Covenant Defaults. the Borrower or any Subsidiary (as applicable) shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after the earlier to occur of either (i) an Authorized Officer of the Borrower becoming aware of such default or (ii) notice thereof having been given to the Borrower by the Administrative Agent (which notice will be given at the request of any Lender);

(f) Cross Payment Default. the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) Cross Covenant Default. any event or condition occurs that results in any Material Indebtedness of the Borrower or any Restricted Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) Cross Default to Unrestricted Subsidiary Material Indebtedness. either (i) any Unrestricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) any event or condition occurs that results in any Material Indebtedness of any Unrestricted Subsidiary becoming due prior to its scheduled maturity or enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (not including any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness) and as a result of the occurrence of either clause (i) or (ii) of this clause (h), any claims are made against the Borrower or a Restricted Subsidiary under any performance or other Guarantee relating thereto;

(i) Involuntary Proceedings. an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) Voluntary Proceedings. the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause(i) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) Unable to Pay Debts. the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) Judgments. one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Restricted Subsidiary to enforce any such judgment;

(m) ERISA. an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) Change of Control. a Change in Control shall occur; or

(o) Subsidiary Guaranty. any Subsidiary Guaranty shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or the Borrower or any of the Material Subsidiaries shall so state in writing; or

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

Administrative Agent

Section 8.01 Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably appoint JPMorgan Chase Bank, N.A. as administrative agent hereunder and under the other Loan Documents (and hereby continues the agency created under the Existing Credit Agreement) and authorize the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.03 Limitation of Duties and Immunities. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. The Administrative Agent shall be deemed not to have knowledge of any Default (other than knowledge of a Default of the types specified in clauses (a) or (b) of Article VII) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Reliance on Third Parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 8.06 Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Dallas, Texas, Houston, Texas or New York City, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 8.07 Independent Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Section 8.08 Other Agents. Certain Lenders may have been designated as “documentation agent,” “syndication agent” or “co-agent,” hereunder in recognition of the level of each of their Revolving Commitments. No such Lender is an agent for the Lenders and no such Lender shall have any obligation hereunder other than those existing in its capacity as a Lender. Without limiting the foregoing, no such Lender shall have or be deemed to have any fiduciary relationship with or duty to any Lender. The Borrower and each Lender acknowledge that it has not relied, and will not rely, on any of the Lenders named as “documentation agent,” “syndication agent” or “co-agent,” in deciding to enter into this Agreement or in taking any action hereunder or under the Loan Documents.

Section 8.09 Powers and Immunities of Issuing Bank and Swingline Lender. Neither the Issuing Bank, the Swingline Lender nor any of their respective Related Parties shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Issuing Bank and the Swingline Lender: (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for the Administrative Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or the Administrative Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, the Issuing Bank and the Swingline Lender shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Administrative Agent; provided, however, that neither the Issuing Bank nor the Swingline Lender shall not be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.

Section 8.10 Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Lender Indebtedness is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither the Administrative Agent, any Lender nor Borrower shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Lender Indebtedness shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Lender Indebtedness. The Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Lender Indebtedness owed to such Affiliate shall be considered the Lender Indebtedness of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

Section 8.11 Authorized Release of Material Subsidiary. If (i) no Default exists or would result; and (ii) the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower requesting the release of a Material Subsidiary from its Subsidiary Guaranty, certifying that (A) no Default exists or will result from the release of the Material Subsidiary; and (B) the Administrative Agent is authorized to release such Material Subsidiary because the Equity issued by such Material Subsidiary or the assets of such Material Subsidiary have been sold in a transaction permitted by Section 6.12 (including with the consent of the Required Lenders pursuant to Section 9.02(b)); then the Administrative Agent is irrevocably authorized by the Lender, without any consent or further agreement of any Lender or any Affiliate of a Lender to release such Material Subsidiary from all obligations under the Loan Documents. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Borrower without the consent or further agreement of any Lender or any Affiliate of any Lender.

ARTICLE IX

Miscellaneous

Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at Trinity Industries, Inc., 2525 Stemmons Freeway, Dallas, Texas 75207, Attention: Gail M. Peck (Telecopy No.: 214-589-8824);

(b) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 3rd Floor, Dallas, Texas, Texas 75201, Attention: Brandon Watkins (Telecopy No.: 214-965-2044; Telephone No: 214-965-2053), with a copy to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Attn: Darren Cunningham, 10 South Dearborn Street, 7th Floor, Chicago, IL 60603, Telephone: 312-385-7080; Telecopy: 888-292-9533;

(c) if related to a Foreign Currency Borrowing, also to J.P. Morgan Europe Limited, 125 London Wall, Floor 9, Long EC2Y 5AJ, United Kingdom, Attention of the Manager, London Loans & Agency; Telecopy: (44) 207 7772360; and

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if sent during normal business hours or, if sent after normal business hours, on the next Business Day. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.02 Waivers; Amendments.

(a) No Waiver; Cumulative Rights. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any of the Loan Documents nor any provision hereof or thereof may be waived, amended or modified except (x) pursuant to an Increased Commitment Supplement executed in accordance with the terms and conditions of Section 2.22 which only needs to be signed by the Borrower, the Administrative Agent and the Lenders increasing or providing new Revolving Commitments thereunder and (y) pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall: (i) increase the Revolving Commitment of any Lender or the aggregate amount of any credit extension required to be made by any Lender pursuant to its Commitment, in each case without the written consent of such

Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) except as permitted by Section 8.11, release any Material Subsidiary from its obligations under any Subsidiary Guaranty, without the written consent of each Lender (other than a Defaulting Lender), (vi) waive any of the conditions set forth in Section 4.01 to the making of the Loans without the consent of each Lender affected thereby, or (vii) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c) Hedging Agreements Separate. Notwithstanding anything to the contrary contained herein, the parties hereto hereby agree that all Hedging Agreements in effect from time to time between any Lender (or any of its Affiliates) and the Borrower or any of the Subsidiaries are independent agreements governed by the written provisions of such Hedging Agreements, which will remain in force and effect, notwithstanding any repayment, prepayment, acceleration, reduction, increase, or change in the terms of this Agreement or any other Loan Document except as otherwise expressly provided in any such Hedging Agreement, and any payoff statement from the Administrative Agent relating to the Lender Indebtedness shall not apply to any such Hedging Agreement unless otherwise expressly consented or agreed to by the applicable Lender (or its Affiliate) and the Borrower.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnity. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED

EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THE EXISTING CREDIT AGREEMENT, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (ii) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (iii) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (iv) THE FAILURE TO PAY ANY LOAN OR LC DISBURSEMENT DENOMINATED IN AN FOREIGN CURRENCY, OR ANY INTEREST THEREON, IN THE FOREIGN CURRENCY IN WHICH SUCH LOAN WAS MADE OR APPLICABLE LETTER OF CREDIT ISSUED, OR (v) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL). NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIAL OBTAINED THROUGH THE INTERNET, INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THE LOAN DOCUMENTS. FURTHERMORE, TO INDUCE THE LENDERS AND THE ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT, THE BORROWER AND EACH OF ITS SUBSIDIARIES WAIVE ANY AND ALL CLAIMS, OFFSETS, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE EFFECTIVE DATE AND RELATING TO THE EXISTING CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c) Lenders’ Agreement to Pay. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Revolving Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) Waiver of Damages. To the extent permitted by applicable law, the Borrower and each Material Subsidiary shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any other Loan Document, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payment. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns.

(a) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit, any Affiliate of a Lender who is owed any of the Lender Indebtedness and any Indemnitee), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit, any Affiliate of a Lender who is owed any of the Lender Indebtedness and any Indemnitee) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Any Lender may assign to one or more assignees (other than the Borrower, any of the Subsidiaries or any of their affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) by executing, and causing the assignee thereof to execute, an Assignment and Acceptance; provided that (i) except in the case of an assignment to a Lender (other than a Defaulting Lender) or a Lender Affiliate (other than a Defaulting Lender), each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of an assigning Lender’s Revolving Commitment, the aggregate amount of the Revolving Commitments assigned to an assignee, and the aggregate amount of the Revolving Commitments retained by the assignor after giving effect to such assignment, shall not be less than $5,000,000 (provided, that, if the Revolving Commitments have expired or terminated, such limits shall apply to the amount of the Revolving Credit Exposure assigned and retained), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, except in the case of an assignment to a Lender Affiliate, in which case no processing and recordation fee shall be payable, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and to the other Loan Documents and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of

Sections 2.15, 2.16, 2.17, 2.19 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.04.

(c) Maintenance of the Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Houston, Texas, Chicago, Illinois or Dallas, Texas a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance by Administrative Agent. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (other than the Borrower, any of the Subsidiaries, or any of their affiliates or any Defaulting Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) Participant’s Rights. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g) Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower and the Material Subsidiaries in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank, the Arranger or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.19 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Amendment and Restatement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO THE ADMINISTRATIVE AGENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS (INCLUDING THE EXISTING CREDIT AGREEMENT), REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement amends and restates in its entirety the Existing Credit Agreement. The execution of this Agreement and the other Loan Documents executed in connection herewith does not extinguish the Lender Indebtedness outstanding in connection with the Existing Credit Agreement nor does it constitute a novation with respect to such Indebtedness. The Borrower, the Administrative Agent and the Lenders ratify and confirm each of the Loan Documents entered into prior to the Effective Date (but excluding the Existing Credit Agreement) and agree that such

Loan Documents continue to be legal, valid, binding and enforceable in accordance with their respective terms. However, for all matters arising prior to the Effective Date (including, the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Existing Credit Agreement (as unmodifed by this Agreement) shall control and are hereby ratified and confirmed. Borrower represents and warrants that as of the Closing Date there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Existing Credit Agreement or any of the other Loan Documents.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of Texas.

(b) Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Courts of the State of Texas and of the United States District Court for the Northern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to applicable interest, usury and criminal laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower or any Material Subsidiary to a Lender, the Issuing Bank or any Agent under this Agreement or any other Loan Document shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender, the Issuing Bank or such Agent limiting rates of interest which may be charged or collected by such Lender, the Issuing Bank or such Agent. Accordingly, if the transactions contemplated hereby or thereby would be illegal, unenforceable, usurious or criminal under laws applicable to a Lender, the Issuing Bank or the Administrative Agent (including the laws of any jurisdiction whose laws may be mandatorily applicable to such Lender or the Administrative Agent notwithstanding anything to the contrary in this Agreement or any other Loan Document) then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is agreed as follows:

(a) the provisions of this Section 9.13 shall govern and control;

(b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement or any other Loan Document by such Lender, the Issuing Bank or the Administrative Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate if any, with respect to such Lender, the Issuing Bank and the Administrative Agent herein called the “Highest Lawful Rate”), and any excess shall be canceled automatically and if theretofore paid shall be credited to the Borrower by such Lender, the Issuing Bank or the Administrative Agent (or, if such consideration shall have been paid in full, such excess refunded to the Borrower);

(c) all sums paid, or agreed to be paid, to such Lender, the Issuing Bank or the Administrative Agent for the use, forbearance and detention of the indebtedness of the Borrower to such Lender, the Issuing Bank or the Administrative Agent hereunder or under any Loan Document shall, to the extent permitted by laws applicable to such Lender, the Issuing Bank or the Administrative Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;

(d) if at any time the interest provided pursuant to this Section 9.13 or any other clause of this Agreement or any other Loan Document, together with any other fees or compensation payable pursuant to this Agreement or any other Loan Document and deemed interest under laws applicable to such Lender, the Issuing Bank or the Administrative Agent, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees or compensation to accrue to such Lender, the Issuing Bank or such Agent pursuant to this Agreement or such other Loan Document shall be limited, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender, the Issuing Bank or such Agent pursuant to this Agreement or such other Loan Document below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement or such other Loan Document, as the case may be, and such fees or compensation deemed to be interest equals the amount of interest which would have accrued to such Lender, the Issuing Bank or such Agent if a varying rate per annum equal to the interest provided pursuant to any other relevant Section hereof (other than this Section 9.13) or thereof as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section 9.13;

(e) with the intent that the rate of interest herein shall at all times be lawful, if the receipt of any funds owing hereunder or under any other agreement related hereto (including any of the other Loan Documents) by such Lender, the Issuing Bank or the Administrative Agent would cause such Lender, the Issuing Bank or the Administrative Agent to charge the Borrower a criminal rate of interest, the Lenders, the Issuing Bank and the Administrative Agent agree that they will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged by such

Lender, the Issuing Bank or the Administrative Agent, as applicable, and if received such affected Lender, the Issuing Bank or the Administrative Agent will return such funds to the Borrower so that the rate of interest paid by the Borrower shall not exceed a criminal rate of interest from the date this Agreement was entered into; and

(f) For purposes of determining the Highest Lawful Rate under Texas law, the applicable rate ceiling shall be the indicted rate ceiling described in, and computed in accordance with Section 303.003 of the Texas Finance Code.

Section 9.14 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.15 Judgment Currency. This is a loan transaction in which the specification of a Foreign Currency or Dollars is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency hereunder (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by a party hereto of the full amount of the Original Currency payable to such party. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Original Currency into the Other Currency, the rate of exchange that shall apply shall be the applicable Spot Rate. The obligation of the Borrower and the Subsidiaries in respect of any such sum due from it to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document (in this Section 9.15 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase the Original Currency with the amount of the judgment currency so adjudged to be due; and the Borrower, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRINITY INDUSTRIES, INC.

By:	/s/ Gail M. Peck
Gail M. Peck, Treasurer

JPMORGAN CHASE BANK, N.A., as a Lender, the Issuing Bank, the Swingline Lender and as Administrative Agent

By:	/s/ Brandon K. Watkins
Name: Brandon K. Watkins
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Allison W. Connally
Name:	Allison W. Connally
Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND plc, as a Lender

By:	/s/ L. Peter Yetman
Name:	L. Peter Yetman
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor in interest by merger to Wachovia Bank, N.A.), as a Lender

By:	/s/ Dana Cagle
Name: Dana Cagle
Title: Director

LLOYDS TSB Bank, PLC, as a Lender

By:	/s/ Christian Hammerbeck
Name:	Christian Hammerbeck
Title:	Vice President Corporate Banking USA H057

By:	/s/ Deborah Carlson
Name:	Deborah Carlson
Title:	Director Corporate Banking USA C103

CREDIT SUISSE AG (formerly known as Credit Suisse First Boston), CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Karl Studer
Name:	Karl Studer
Title:	Director

By:	/s/ Claudia Siffert
Name:	Claudia Siffert
Title:	Assistant Vice President

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Daniel L. Cox
Name:	Daniel L. Cox
Title:	Senior Vice President

BOKF, N.A. dba Bank of Texas (successor in interest to Bank of Texas, N.A.), as a Lender

By:	/s/ Alan Morris
Name:	Alan Morris
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Allen K. King
Name:	Allen K. King
Title:	Senior Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Julia Harman
Name:	Julia Harman
Title:	Vice President

Material Subsidiary Consent

Each of the undersigned Material Subsidiaries: (i) consent and agree to this Agreement; (ii) agree that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Material Subsidiary enforceable against it in accordance with their respective terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general application; (iii) agree that any reference to the Credit Agreement in the Subsidiary Guaranty to which it is a party shall mean a reference to this Agreement; and (iv) the obligations, indebtedness and liabilities of the Borrower arising under this Agreement and all other Lender Indebtedness are “Obligations” as defined in the Subsidiary Guaranty to which it is a party.

TRANSIT MIX CONCRETE & MATERIALS COMPANY
TRINITY INDUSTRIES LEASING COMPANY
TRINITY MARINE PRODUCTS, INC.
TRINITY RAIL GROUP, LLC
TRINITY TANK CAR, INC.
TRINITY PARTS AND COMPONENTS, LLC
(formerly Trinity Rail Components & Repair, Inc.)
TRINITY NORTH AMERICAN FREIGHT CAR, INC.
(formerly Thrall Trinity Freight Car, Inc.)
TRINITY STRUCTURAL TOWERS, INC
TRINITY HIGHWAY PRODUCTS, LLC

By:	/s/ Gail M. Peck
Gail M. Peck, Treasurer of each Material Subsidiary

Index of Schedules and Exhibits

SCHEDULES:
SCHEDULE 1.01	—	Existing Letters of Credit
SCHEDULE 1.01(a)	—	Existing Subsidiary Guaranties
SCHEDULE 1.02	—	Calculation of MLA Cost
SCHEDULE 2.01	—	Revolving Commitments
SCHEDULE 3.06	—	Disclosed Matters
SCHEDULE 3.11	—	Subsidiaries
SCHEDULE 3.13	—	Employee Matters
SCHEDULE 6.01	—	Existing Indebtedness
SCHEDULE 6.02	—	Existing Liens
SCHEDULE 6.08	—	Existing Restrictions

EXHIBITS:

EXHIBIT A	—	Form of Assignment and Acceptance
EXHIBIT B	—	Form of Borrowing Request
EXHIBIT C	—	Form of Interest Election Request
EXHIBIT D	—	Form of Compliance Certificate
EXHIBIT E	—	Form of Revolving Credit Note
EXHIBIT F	—	Form of Certificate of Effectiveness
EXHIBIT G	—	Form of Increased Commitment Supplement
EXHIBIT H	—	Form of Subsidiary Guaranty

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Third Amended and Restated Credit Agreement dated as of October 20, 2011 (as amended and in effect on the date hereof, the “Credit Agreement”), among Trinity Industries, Inc., the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named herein hereby sells and assigns, without recourse, to the Assignee named herein, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth herein, the interests set forth herein (the “Assigned Interest”), in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including the interests set forth herein, in the Commitments of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit, LC Disbursements and Swingline Loans held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement and the other Loan Documents. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and the other Loan Documents and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement (to the extent required by such Section 9.04(b)).

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of Texas.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Commitment (set forth, to at least 9 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
	$	%

The terms set forth above and herein are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:1

Trinity Industries, Inc.

By:
Name:
Title:

JPMorgan Chase Bank, N.A.,

as Administrative Agent, Issuing Bank and Swingline Lender

By:
Name:
Title:

[1]	Consents to be included to the extent required by Section 9.04 of the Credit Agreement

EXHIBIT B

BORROWING REQUEST

_______________, 20__

JPMorgan Chase Bank, N.A.

as Administrative Agent

2200 Ross Avenue, 3rd Floor

    Dallas, Texas, Texas 75201

Attention: Brandon Watkins(Telecopy No.: 214-965-2044)

        with a copy to Loan and Agency Services Group

        10 South Dearborn Street, 19th Floor

        Chicago, IL 60603

        Telecopy: [                    ]

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of October 20, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Trinity Industries, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:

(A)	Principal amount of Borrowing:2
(B)	Interest rate basis:3
(C)	Effective date (which is a Business Day):
(D)	Date of the end of Interest Period (which is a Business Day):
(E)	Interest Period:4
(F)	Foreign Currency:
(G)	Date of the Borrowing:

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c)of Section 4.02 of the Credit Agreement are satisfied.

The Borrower has caused this Borrowing Request to be executed and delivered by its Authorized Officer as of the date first written above .

TRINITY INDUSTRIES, INC.

By:
Name:
Title:

2	Not less than $5,000,000 and an integral multiple of $1,000,000 (or aggregate unused balance of the Revolving Commitments in the case of an ABR Borrowing).
3	Fixed Rate Borrowing or ABR Borrowing.
4	If applicable, selected period must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.

EXHIBIT C

INTEREST ELECTION REQUEST

_____________, 20__

JPMorgan Chase Bank, N.A.

as Administrative Agent

2200 Ross Avenue, 3rd Floor

    Dallas, Texas, Texas 75201

Attention: Brandon Watkins(Telecopy No.: 214-965-2044)

        with a copy to Loan and Agency Services Group

        10 South Dearborn Street, 19th Floor

        Chicago, IL 60603

        Telecopy: [                    ]

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of October 20, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Trinity Industries, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes an Interest Election Request and the Borrower hereby requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:

(A)	Borrowing to which this request applies:1

(B)	Principal amount of Borrowing to be converted/continued:2

(C)	Effective date of election (which is a Business Day):

(D)	Interest rate basis of resulting Borrowing:3

(E)	Interest Period of resulting Borrowing:4

The Borrower has caused this Interest Election Request to be executed and delivered by its Authorized Officer as of the date first written above .

TRINITY INDUSTRIES, INC.

By:
Name:
Title:

1	Specify existing Type and last day of current Interest Period.
2	Not less than $5,000,000 or an integral multiple of $1,000,000.
3	Fixed Rate Borrowing or ABR Borrowing.
4	Which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.

EXHIBIT D

COMPLIANCE CERTIFICATE

_____________, 20___

JPMorgan Chase Bank, N.A.

as Administrative Agent

2200 Ross Avenue, 3rd Floor

    Dallas, Texas, Texas 75201

Attention: Brandon Watkins(Telecopy No.: 214-965-2044)

        with a copy to Loan and Agency Services Group

        10 South Dearborn Street, 19th Floor

        Chicago, IL 60603

        Telecopy: [                    ]

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of October 20, 2011 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among Trinity Industries, Inc., a Delaware corporation (“Borrower”), the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent to the Lenders (“Administrative Agent). Capitalized terms used herein without definition and which are defined in the Credit Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 5.01(c) of the Credit Agreement, the undersigned Financial Officer of Borrower hereby certifies to Administrative Agent as follows: (a) the information furnished in the calculations attached hereto was true and correct as of the last day of the Fiscal [Year] [Quarter] ended _______________; (b) as of the date of this Compliance Certificate, there exists no Default; and (c) the financial statements delivered herewith were prepared in accordance with GAAP.

IN WITNESS WHEREOF, the undersigned officer has executed this Compliance Certificate as of the date first written above.

TRINITY INDUSTRIES, INC.

By:
Name:
Title:

COMPLIANCE CERTIFICATE WORKSHEET

1.	Minimum Interest Coverage Ratio — SECTION 6.09(a)

	(a)	consolidated net (including the amount of net income attributable to the Unrestricted Subsidiaries to the extent that the Borrower has actually received the amount thereof from dividends and other distributions made by the Unrestricted Subsidiaries to the Borrower) income of Borrower and the Restricted Subsidiaries	$

	(b)	to the extent deducted in the calculation of consolidated net income, Interest Expense	$

	(c)	to the extent deducted in the calculation of consolidated net income, depreciation and amortization	$

	(d)	to the extent deducted in the calculation of consolidated net income, income and franchise tax expenses	$

	(e)	to the extent deducted in the calculation of consolidated net income, one-time cash charges not to exceed an amount agreed to by the Lenders	$

	(f)	to the extent deducted in the calculation of consolidated net income, non-cash expenses associated with the issuance of employee stock options	$

	(g)	to the extent deducted in the calculation of consolidated net income, cash payments that relate to prior period non-cash expenses previously added back pursuant to clause (f) above.	$

	(h)	to the extent included in the calculation of consolidated net income, non-recurring, non-cash gains or losses and/or extraordinary gains or losses, including gains or losses on the disposition of assets (other than in connection with the sale of assets from the lease fleet in the ordinary course of business)	$

	(i)	EBITDA (the sum of items (a), (b), (c), (d), (e) and (f) above, minus the sum of items (g) and (h) above)	$

	(j)	Capital Expenditures (not including TILC Capital Expenditures)	$

	(k)	cash interest payments (excluding such payments made with respect to the Indebtedness of the Unrestricted Subsidiaries)	$

	(l)	Interest Coverage Ratio (item (i) above less item (j) above divided by item (k) above)	_________ to 1.00

	(m)	Minimum Interest Coverage Ratio (from § 6.09(a))	2.25 to 1.00

2.	Maximum Leverage Ratio — Section 6.09(b)

	(a)	Indebtedness (other than the Indebtedness of Unrestricted Subsidiaries)	$

	(b)	Unrestricted Available Cash (if not Revolving Loans or Swingline Loans are outstanding)	$

	(c)	LC Exposure	$

	(d)	Total Debt (item (a) above minus items (b) and (c) above)	$

	(e)	EBITDA (from item 1(i) above)	$

	(f)	Leverage Ratio (item (d) above divided by item (e) above)	__________ to 1.00

	(g)	Maximum Leverage Ratio (from Section 6.09(b))	3.75 to 1.00

4.	Minimum Unrestricted Subsidiary Indebtedness Interest Coverage Ratio — Section 6.09(c)

	(a)	EBITDA of Unrestricted Subsidiaries	$

	(b)	The sum of (i) cash interest payments made with respect to the Indebtedness of the Unrestricted Subsidiaries minus (ii) cash interest payments received by the Borrower or any Restricted Subsidiaries with respect to the indebtedness outstanding under that certain Indenture between TRIP Rail Holdings LLC and Wilmington Trust Company relating to the notes issued thereunder in an aggregate amount of $175,000,000.	$

	(c)	Unrestricted Subsidiary Indebtedness Interest Coverage Ratio (item (a) above divided by item (b) above)	__________ to 1.00

	(d)	Minimum Unrestricted Subsidiary Indebtedness Interest Coverage Ratio (from § 6.09(c)	1.50 to 1.00

4.	Senior Leverage Ratio— Section 6.09(d)

	(a)	Indebtedness (other than the Indebtedness of Unrestricted Subsidiaries)	$

	(b)	Unrestricted Available Cash (if not Revolving Loans or Swingline Loans are outstanding)	$

	(c)	LC Exposure	$

	(d)	Subordinated Debt	$

	(e)	Total Senior Debt (item (a) above minus items (b), (c) and (d) above)	$

	(f)	EBITDA (from item 1(i) above)	$

	(g)	Senior Leverage Ratio (item (d) above divided by item (e) above)	________ to 1.00

	(h)	Maximum Senior Leverage Ratio (from Section 6.09(b))	2.75 to 1.00

EXHIBIT E

REVOLVING CREDIT NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, TRINITY INDUSTRIES, INC., a Delaware corporation (the “Borrower”), promises to pay, without setoff or counterclaim, to the order of ______________________________ (the “Lender”) on the Revolving Commitment Termination Date the principal sum of _______________ MILLION AND NO/100 DOLLARS ($_______________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender pursuant to that certain Third Amended and Restated Credit Agreement, dated as of October 20, 2011 (together will all amendments and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), among the Borrower, the Lenders party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Revolving Credit Note and on which such Indebtedness may be declared to be immediately due and payable. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

TRINITY INDUSTRIES, INC.

By:
Name:
Title:

EXHIBIT F

CERTIFICATE OF EFFECTIVENESS

This Certificate of Effectiveness (this “Certificate”) is executed the ___ day of October, 2011 (the “Effective Date”), by Trinity Industries, Inc., a Delaware corporation (the “Borrower”) pursuant to that certain Credit Agreement (the “Agreement”) dated as of October 20, 2011, by and among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”) for the Lenders under and as defined in the Credit Agreement and the Lenders. This Certificate is executed pursuant to Section 4.01 of the Agreement and is the “Certificate of Effectiveness” therein referenced. Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Agreement. This Certificate may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Certificate by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

1. The Borrower hereby certifies to the Administrative Agent and each Lender that each condition precedent to the effectiveness of the Agreement contained in Section 4.01 of the Agreement has been satisfied (except to the extent any such conditions have been waived in writing by all Lenders).

2. Based on the certification of the Borrower contained in Section 1 preceding, the Agreement is effective as of the Effective Date.

TRINITY INDUSTRIES, INC.

By:
Gail M. Peck, Treasurer

Accepted and Agreed to:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent for the Lenders

By:
Name:
Title:

EXHIBIT G

INCREASED COMMITMENT SUPPLEMENT

This INCREASED COMMITMENT SUPPLEMENT (this “Supplement”) is dated as of ____________, ___ and entered into by and among TRINITY INDUSTRIES, INC. (the “Borrower”), each of the banks or other lending institutions which is a signatory hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as agent for itself and the other lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and is made with reference to that certain Third Amended and Restated Credit Agreement dated as of October 20, 2011 (as amended, the “Credit Agreement”), by and among the Borrower, certain lenders and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, pursuant to Section 2.22 of the Credit Agreement, the Borrower and the Lenders are entering into this Increased Commitment Supplement to provide for the increase of the Aggregate Revolving Commitment;

WHEREAS, each Lender [party hereto and already a party to the Credit Agreement] wishes to increase its Revolving Commitment [, and each Lender, to the extent not already a Lender party to the Credit Agreement (herein a “New Lender”), wishes to become a Lender party to the Credit Agreement];9

WHEREAS, the Lenders are willing to agree to supplement the Credit Agreement in the manner provided herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Increase in Revolving Commitments. Subject to the terms and conditions hereof, each Lender severally agrees that on the effective date hereof its Revolving Commitment shall be increased to [or in the case of a New Lender, shall be] the amount set forth on Schedule 1 hereto opposite its name.

Section 2. [New Lenders. Each New Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements of Borrower delivered under Sections 3.04 or 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Supplement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, any other lender under the Credit Agreement or any of their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it is a “Lender” under the Credit Agreement and will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

[9]	Bracketed alternatives should be included if there are New Lenders.

Section 3. Representations and Warranties. In order to induce the Lenders to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, Borrower represents and warrants to Administrative Agent and each Lender that (a) the representations and warranties of the Borrower and the Material Subsidiaries contained in the Loan Documents are and will be true, correct and complete in all material respects on and as of the effective date hereof to the same extent as though made on and as of that date and for that purpose, this Supplement shall be deemed to be a Loan Document; (b) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Supplement that would constitute a Default.

Section 4. Effect of Supplement. The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Supplement, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Administrative Agent, and the Lenders party hereto agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as supplemented hereby, are hereby amended so that any reference in such documents to the Credit Agreement shall mean a reference to the Credit Agreement as supplemented hereby.

Section 5. Applicable Law. This Supplement shall be governed by and construed in accordance with the applicable law pertaining in the State of Texas, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction.

Section 7. Counterparts, Effectiveness. This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy or electronic counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Supplement shall become effective on the date when the Administrative Agent receives executed counterparts of this Supplement signed by the Borrower, the Lenders and the Administrative Agent which date shall be the “effective date” hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8. Entire Agreement. THIS SUPPLEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Borrower:

TRINITY INDUSTRIES, INC.

By:
Name:
Title:

Administrative Agent and the Lenders:

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent [and as a Lender]

By:
Name:
Title:

[Lenders]

By:
Name:
Title:

[New Lender]

By:
Name:
Title:

CONSENT OF GUARANTORS10

Each Guarantor: (i) consents and agrees to this Supplement; (ii) agrees that each of the Loan Documents to which it is a party is in full force and effect and continues to be its legal, valid and binding obligation enforceable in accordance with its respective terms; and (iii) agrees that the obligations, indebtedness and liabilities of the Borrower arising as a result of the increase in the Revolving Commitments contemplated hereby made pursuant hereto “Obligations” as defined in the Subsidiary Guaranties.

[GUARANTORS]

By:
Name:
Title:

[1][0]	Add additional guarantors added after the Effective Date who are not also Borrowers

EXHIBIT H

[FORM OF]

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of _______________, 200_, is made by _______________________, a ____________________ (the “Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (together with all successors and assigns thereto, the “Administrative Agent”) for each of the Lender Parties.

WITNESSETH:

WHEREAS, pursuant to a Third Amended and Restated Credit Agreement dated as of October 20, 2011 (together with all amendments, supplements, restatements and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), among Trinity Industries, Inc., a Delaware corporation (the “Borrower”), the various financial institutions as are, or may from time to time become, parties to the Credit Agreement (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, the Lenders have agreed to extend commitments to make Loans to, and the Issuing Bank has agreed to issue Letters of Credit for the account of, the Borrower; and

WHEREAS, as a condition precedent to the making of the initial Loans and the issuance of the initial Letter of Credit under the Credit Agreement, the Guarantor is required to execute and deliver this Guaranty; and

WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty; and

WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the Loans made from time to time to, and the Letters of Credit issued from time to time for the account of, the Borrower and its Subsidiaries by the Lenders and the Issuing Bank, as the case may be, pursuant to the Credit Agreement;

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans (including the initial Loans) to, and to induce the Issuing Bank to issue the Letters of Credit (including the initial Letter of Credit) for the account of, the Borrower and its Material Subsidiaries pursuant to the Credit Agreement and the Lender Parties to extend financial accommodations, the Guarantor agrees, for the benefit of each Lender Party, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Certain Terms. The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Borrower” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Guarantor” is defined in the preamble.

“Guaranty” is defined in the preamble.

“Lender Party” means, as the context may require, any Lender, any Agent, any Issuing Bank, and each of its respective successors, transferees and assigns.

“Lenders” is defined in the first recital.

“Loan Parties” means, collectively, the Borrower, the Guarantor and any other Subsidiary of the Borrower which executes a Loan Document, and “Loan Party” means any one of the foregoing.

“Obligations” means all the Lender Indebtedness.

Section 1.02 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.

ARTICLE 2

GUARANTY PROVISIONS

Section 2.01 Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably

(a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(4) of the United States Bankruptcy Code, 11 U.S.C. §362(4), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)), and

(b) indemnifies each Lender Party for any and all costs and expenses (including reasonable attorney’s fees and expenses) incurred by such Lender or such holder, as the case may be, in enforcing any rights under this Guaranty;

provided, however, that the Guarantor shall be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that any Lender Party exercise any right, assert any claim or demand, or enforce any remedy whatsoever against the Borrower or any other Loan Party (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.

Section 2.02 Acceleration of Guaranty. The Guarantor agrees that, in the event that the Obligations have been accelerated pursuant to ARTICLE VII of the Credit Agreement, the Guarantor will pay to the Administrative Agent for itself and as agent for the Lender Parties forthwith the full amount of all such Obligations.

Section 2.03 Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Borrower and each other Loan Party has been paid in full, all obligations of the

Guarantor hereunder shall have been paid in full and all Revolving Commitments shall have terminated and all Letters of Credit shall have terminated or expired. The Guarantor guarantees that the Obligations of the Borrower and each other Loan Party will be paid strictly in accordance with the terms of the Credit Agreement, each other Loan Document and each applicable Hedging Agreement under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party or any holder of any note with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of the Credit Agreement, any other Loan Document or any Hedging Agreement;

(b) the failure of any Lender Party

(i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Loan Party or any other Person (including any other guarantor) under the provisions of the Credit Agreement, any other Loan Document, any Hedging Agreement or otherwise, or

(ii) to exercise any right or remedy against any other guarantor of any Obligations of the Borrower or any other Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower or any other Loan Party, or any other extension, compromise, or renewal of any Obligation of the Borrower or any other Loan Party;

(d) any reduction, limitation, impairment or termination of any Obligations of the Borrower or any other Loan Party for any reason (other than indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower, any other Loan Party or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement, any other Loan Document or any Hedging Agreement;

(f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Lender Party securing any of the Obligations of the Borrower or any other Loan Party; or

(g) any other circumstance (other than indefeasible payment in full in cash of the Obligations) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Loan Party, any surety, or any guarantor.

Section 2.04 Reinstatement, etc. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Lender Party, upon the insolvency, bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise, all as though such payment had not been made.

Section 2.05 Waiver, etc. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrower or any other Loan Party and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against the Borrower, any other Loan Party or any other Person (including any other guarantor) or any collateral securing the Obligations of the Borrower or any other Loan Party, as the case may be.

Section 2.06 Waiver of Subrogation. Until the indefeasible payment in full in cash of all Obligations and the termination or expiration of all Revolving Commitments and Letters of Credit, the Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, or indemnification, any right to participate in any claim or remedy of the Lender Parties against the Borrower or any other Loan Party or any collateral which the Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Borrower or any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for, the Lender Parties, and shall forthwith be paid to the Administrative Agent for the benefit of the Lender Parties to be credited and applied to the Obligations, whether matured or unmatured. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties. The Guarantor hereby represents and warrants unto each Lender Party as set forth in this Article.

Section 3.02 Organization; Powers. The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.03 Authorization; Enforceability. The execution, delivery and performance by the Guarantor of this Guaranty and each other Loan Document executed or to be executed by it are within the Guarantor’s corporate, partnership or limited liability company powers (as applicable), and have been duly authorized by all necessary corporate, partnership or limited liability company action (as applicable), and if required and applicable, stockholder action. This Guaranty has been duly executed and delivered by the Guarantor and constitutes, and each other Loan Document executed or to be executed by the Guarantor, when executed and delivered by the Guarantor, will constitute, a legal, valid and binding obligation of the Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.04 Approvals; No Conflicts. The execution, delivery and performance by the Guarantor of this Guaranty and each other Loan Document executed or to be executed by it, (a) do not require any approval of any Governmental Authority or other third party approvals, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created in connection with this Guaranty, (b) will not violate any applicable Governmental Rule or the articles of organization, formation or incorporation (or comparable document), bylaws, operating agreement, partnership agreement, limited liability company agreement or similar documents (as applicable) of the Guarantor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement, or other instrument binding upon the Guarantor or its assets, or give rise to a right thereunder to require any payment to be made by the Guarantor and (d) will not result in the creation or imposition of any Lien on any asset of the Guarantor except Liens created under the Loan Documents.

Section 3.05 Benefit to the Guarantor. The Guarantor is a wholly-owned subsidiary of the Borrower; and the Guarantor’s guaranty pursuant to this Guaranty reasonably may be expected to benefit, directly or indirectly, the Guarantor; and the Guarantor has determined that this Guaranty is necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor and the Borrower.

Section 3.06 Litigation Matters. Except for Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its Subsidiaries or any of their respective properties, businesses, assets or revenues, (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (b) that question the validity or enforceability of any Loan Documents or seek to enjoin or prevent the Transactions. Since the date of this Guaranty, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07 Solvency. Immediately after entering into this Guaranty, the Guarantor will be Solvent. As used herein, the term “Solvent” means, with respect to the Guarantor, a condition under which (a) the fair market value of the Guarantor’s assets is, on the date of determination greater than the total amount of the Guarantor’s liabilities (including contingent and unliquidated liabilities) at such time; and (b) the Guarantor is able to pay all of its liabilities as such liabilities mature. For purposes of this definition (i) the amount of the Guarantor’s contingent or unliquidated liabilities at any time shall be the amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability, (ii) the “fair saleable value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value, and (iii) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions.

Section 3.08 Credit Agreement Representations. All representations and warranties made by the Borrower with respect to the Guarantor set forth in ARTICLE III of the Credit Agreement are true and correct in all respects as of the date hereof.

ARTICLE 4

COVENANTS, ETC.

Section 4.01 Covenants. Until the payment in full in cash of all Obligations and the termination or expiration of all Revolving Commitments and Letters of Credit, the Guarantor covenants and agrees that the Guarantor will perform, comply with, observe and fulfill each of the covenants, agreements and obligations contained in the Credit Agreement, including without limitation, ARTICLE V and ARTICLE VI of the Credit Agreement, pertaining or otherwise applicable to the Guarantor in its capacity as a Loan Party and a Subsidiary. The Guarantor hereby irrevocably and unconditionally agrees to be bound by such covenants, agreements and obligations applicable to it in such capacities as if the Guarantor were a party to the Credit Agreement and such covenants, agreements, and obligations applicable to it in such capacities are hereby reaffirmed by the Guarantor.

ARTICLE 5

MISCELLANEOUS PROVISIONS

Section 5.01 Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

Section 5.02 Binding on Successors, Transferees and Assigns; Assignment. This Guaranty shall be binding upon the Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Administrative Agent, each other Lender Party and their respective successors, transferees and assigns permitted by Section 9.04 of the Credit Agreement.

Section 5.03 Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor here from, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent in accordance with Section 9.02(b) of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 5.04 Addresses for Notices to the Guarantor. All notices and other communications hereunder to the Guarantor shall be in writing (including telecopy communication) and mailed or telecopied or delivered to it, addressed to it at the address set forth below its signature hereto, or at such other address as shall be designated by the Guarantor in a written notice to the Administrative Agent at the address specified in the Credit Agreement complying as to delivery with the terms of this Section. All such notices and other communications shall be effective as provided in Section 9.01 of the Credit Agreement.

Section 5.05 No Waiver Remedies. In addition to, and not in limitation of, Section 2.03 and Section 2.04, no failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 5.06 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.

Section 5.07 Setoff. If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender Party to or for the credit or the account of the Guarantor or any of its Subsidiaries against any of and all the obligations of Guarantor now or hereafter existing under this Guaranty held by such Lender, irrespective of whether or not such Lender Party shall have made any demand under this Guaranty and although such obligations may be unmatured; provided, however, that any such set-off and application shall be subject to the provisions of Section 2.18 of the Credit Agreement.

Section 5.08 Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality, and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 5.09 GOVERNING LAWS. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF TEXAS AND, TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA.

Section 5.10 WAIVER OF JURY TRIAL. GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, ANY HEDGING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH LENDER PARTIES HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.11 NO ORAL AGREEMENTS. THIS WRITTEN GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By:
Name:
Title:

Address:

Attention:
Telephone:
Telecopy:

SCHEDULE 1.01

TO

TRINITY INDUSTRIES, INC.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

EXISTING LETTERS OF CREDIT

BENEFICIARY	L/C NUMBER	US DOLLAR AMOUNT	EXPIRATION

Pacific Employers Ins. (ACE—USA)	D-215056	$15,362,326	07/01/12

Pacific Employers Ins. (ACE—USA)	D-214987	$32,873,332	07/01/12

Bureau of Workers Comp. PA	D-296713	$2,900,000	03/06/12

Reliance Insurance Company	D-238354	$20,000,000	07/01/12

Reliance Insurance Company	D-227330	$342,833	07/01/12

National Union Fire Insurance of Pittsburgh	D-232566	$57,492	12/04/11

Ohio Bureau of Workers Compensation	D-244038	$160,000	11/20/11

Federal Insurance Company	CPCS-825983	$690,000	02/22/12

ACE American Insurance Company	D-228308	$500,000	07/31/12

Pennsylvania Dept of Environmental Protection	TDTS-209784	$54,765	10/24/12

Skanska Chile, S.A.	CPCS-923979	$7,883,584	11/01/11

State Bank of India	CPCS-906416	$178,762	06/30/12

Arkansas Dept. of Environmental Quality	TPTS-645573	$6,395	07/09/12

Assicuratrice Edile SPA*	TDTS-218451	$1,294,200	03/15/12

GATX Rail Germany*	TPTS-772298	$215,700	01/31/12

*	Euro denominated L/C, US dollar amount as of September 30, 2011

SCHEDULE 1.01(a)

TO

TRINITY INDUSTRIES, INC.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

EXISTING SUBSIDIARY GUARANTIES

1.	Second Amended and Restated Guaranty dated as of April 20, 2005, executed by Transit Mix Concrete & Materials Company.

2.	Second Amended and Restated Guaranty dated as of April 20, 2005, executed by Trinity Industries Leasing Company.

3.	Second Amended and Restated Guaranty dated as of April 20, 2005, executed by Trinity Marine Products, Inc. .

4.	Second Amended and Restated Guaranty dated as of April 20, 2005, executed by Trinity Rail Group, LLC .

5.	Second Amended and Restated Guaranty dated as of April 20, 2005, executed by Trinity Tank Car, Inc.

6.	Second Amended and Restated Guaranty dated as of April 20, 2005, executed by Trinity Parts and Components, LLC (formerly known as Trinity Rail Components & Repair, Inc.).

7.	Second Amended and Restated Guaranty dated as of April 20, 2005, executed by Trinity North American Freight Car, Inc. (formerly known as Thrall Trinity Freight Car, Inc.).

8.	Guaranty Agreement dated as of May 21, 2010, executed by Trinity Structural Towers, Inc.

9.	Guaranty dated as of May 27, 2011, executed by Trinity Highway Products, LLC

SCHEDULE 1.02

TO

TRINITY INDUSTRIES, INC.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

CALCULATION OF MLA COST

1.	The MLA Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period with respect to any Foreign Currency Borrowing (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender if the provisions of this Schedule 1.02 are applicable to it, in accordance with the paragraphs set out below. The MLA Cost will be calculated by the Administrative Agent and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from an office, through which it will perform it obligations under this Agreement (the “Facility Office”), in a member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union, will be the percentage notified by that such Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to an English Pounds Sterling Borrowings:

AB + C(B-D) + Ex 0.01 100 – (A + C)	per cent. per annum

(b)	in relation to a Borrowing in any Foreign Currency other than English Pounds Sterling:

Ex 0.01 300	per cent. per annum

Where:

A.	is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B.	is the percentage rate of interest (excluding the applicable margin and the MLA Cost) payable for the relevant Interest Period on Loan.

C.	is the percentage (if any) of eligible liabilities which that Lender is required from time to time to maintain as interest bearing special deposits with the Bank of England.

D.	is the percentage rate per annum payable by the Bank of England to JPMorgan’s London office on interest bearing special deposits.

E.	is designed to compensate Lenders for amounts payable under the fees rules and is calculated by the Administrative Agent as being the most recent rate of charge supplied by JPMorgan’s London Branch to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule 1.02:

(a)	“eligible liabilities” and “special deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“fees rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“fee tariffs” means the fee tariffs specified in the fees rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but taking into account any applicable discount rate); and

(d)	“tariff base” has the meaning given to it in, and will be calculated in accordance with, the fees rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5 per cent, will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, JPMorgan’s London Branch shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by it to the Financial Services Authority pursuant to the fees rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by JPMorgan’s London office as being the average of the fee tariffs applicable to JPMorgan’s London office for that financial year) and expressed in pounds per £1,000,000 of its tariff base.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes entitled to claim compensation pursuant to this Schedule 1.02:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rate of charge of JPMorgan’s London office for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by a Lender or JPMorgan’s London office pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the MLA Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each reference bank pursuant to paragraphs 3, 7 and 8.

12.	Any determination by the Administrative Agent pursuant to this Schedule 1.02 in relation to a formula, the MLA Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all the parties.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all the parties any amendments which are required to be made to this Schedule 1.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties.

SCHEDULE 2.01

TO

TRINITY INDUSTRIES, INC.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

COMMITMENTS

Lender	Revolving Commitments
JPMorgan Chase Bank, N.A.	$75,000,000
Bank of America, N.A.	$60,000,000
The Royal Bank of Scotland plc	$60,000,000
Wells Fargo Bank, National Association	$60,000,000
Lloyds TSB Bank plc	$40,000,000
Credit Suisse Cayman Islands Branch	$30,000,000
Amegy Bank, National Association	$25,000,000
BOKF, N.A. dba Bank of Texas	$25,000,000
Branch Banking and Trust Company	$25,000,000
Fifth Third Bank	$25,000,000

TOTAL:	$425,000,000.00

SCHEDULE 3.06

TO

TRINITY INDUSTRIES, INC.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

DISCLOSED MATTERS

None, except as disclosed in Borrower’s Form 10K and Form 10Q reports to the Securities and Exchange Commission delivered prior to the Effective Date.

SCHEDULE 3.11

TO

TRINITY INDUSTRIES, INC.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SUBSIDIARIES

Name	Date Formed	Domicile/ Jurisdictions	Stockholder’s Name	Ownership %
Trinity Industries, Inc.	8/4/1986	DE	Public
	4/13/1987	TN
	4/14/1987	AL
	4/13/1987	AR
	4/23/1987	IL
	4/27/1987	OH
	4/27/1987	PA
	10/17/1933	TX
Administradora Especializada, S. de R.L. de C.V.	1/28/2002	MX	Trinity Industries International Holdings AG	50%
			Grupo Tatsa, S.A. de C.V.	50%
AMI Materials, Inc.	3/23/2007	DE	Transit Mix Concrete & Materials Company	100%
	3/26/2007	TX
Armor Aggregates, Inc.	4/9/2007	DE	Transit Mix Concrete & Materials Company	100%
	4/9/2007	TX
Asistencia Profesional Corporativa, S. de R.L. de C.V.	3/25/1999	MX	Grupo Tatsa, S. de R.L. de C.V.	50%
			Trinity Industries de México, S. de R.L. de C.V.	50%
Bell Trucking, LLC	4/4/2008	DE	Trinity Logistics Group, Inc.	100%
CJB Prime Property, LLC	10/30/2009	DE	Trinity Industries, Inc.	100%
	7/29/2010	TX
E-Tech Testing Services, Inc.	7/27/1995	DE	Energy Absorption Systems, Inc.	100%
	8/23/1995	CA
EAS Road Products, Inc.	6/13/2000	DE	Energy Absorption Systems, Inc.	100%
	8/16/2000	UK

Name	Date Formed	Domicile/ Jurisdictions	Stockholder’s Name	Ownership %
EAS Road Products (Singapore Branch), Inc.	10/4/2002	DE	Energy Absorption Systems, Inc.	100%
	10/28/2002	Singapore
Energy Absorption Systems, Inc.	3/31/1980	DE	Quixote Transportation Safety, Inc.	100%
	5/1/2001	AL
	11/15/2002	CA
	8/17/2001	IL
Energy Absorption Systems (AL) LLC	6/20/2002	DE	Energy Absorption Systems, Inc.	100%
	10/18/2002	AL
	10/18/2002	TX
Energy Absorption Systems (Europe), Inc.	11/9/1999	DE	Energy Absorption Systems, Inc.	100%
Gambles, Inc.	2/5/1998	AL	Waldorf Properties, Inc.	100%
Grupo Tatsa, S. de R.L. de C.V.	12/23/1981	MX	Servicios Corporativos Tatsa, S. de R. L. de C. V.	99.99%
			Trinity Industries de México, S. de R.L. de C.V.	0.01%
International Industrial Indemnity Company	6/19/1990	VT	Trinity Industries, Inc.	100%
McConway & Torley—Anniston, Inc.	7/22/1997	DE	Waldorf Properties, Inc.	100%
	11/13/1998	AL
McConway & Torley, LLC	12/5/2006	DE	Trinity Parts & Components, LLC	100%
	4/8/2011	MO
	12/26/2006	PA
	2/21/2007	TX
MCM Railyard, LLC	11/13/2006	DE	Trinity Railcar Repair, Inc.	100%
Mosher Steel Company	1/24/1983	TX	Waldorf Properties, Inc.	100%
OFE, S. de R.L. de C.V.	5/13/1955	MX	Grupo Tatsa, S. de R.L. de C.V.	99.99%
			Trinity Industries de México, S. de R.L. de C.V.	0.01%
Platzer Shipyard, Inc.	4/5/1993	DE	Waldorf Properties, Inc.	100%
	11/22/1993	TX
POB Exploration, LLC	4/16/2007	DE	Trinity Materials, Inc.	100%
	5/24/2007	TX

Name	Date Formed	Domicile/ Jurisdictions	Stockholder’s Name	Ownership %
QEAS, Inc.	7/14/1969	DE	Trinity Industries, Inc.	100%
	12/30/1969	CA
Quixote (Beijing) Co. Ltd.	3/20/2007	PR China	Quixote International Enterprises, LLC	100.00%
Quixote (Hong Kong) Limited	2/25/2008	HK	Quixote Transportation Safety, Inc.	100.00%
Quixote International Enterprises, LLC	8/28/2006	DE	Quixote Transportation Safety, Inc.	100.00%
Quixote Latin America, Inc.	10/11/2005	DE	QEAS, Inc.	100%
Quixote Transportation Safety Mexico S. de R.L. de C.V.	4/11/2003	MX	Quixote Transportation Safety, Inc.	99.90%
			Quixote Latin America, Inc.	0.10%
Quixote Transportation Safety, Inc.	10/2/1997	DE	QEAS, Inc.	100%
Reunion General Agency, Inc.	12/12/1966	TX	Trinity Industries, Inc.	100%
Servicios Corporativos Tatsa, S. de R.L. de C.V.	3/3/1998	MX	Trinity Industries International Holdings AG	99.99%
			Grupo Tatsa, S. de R.L. de C.V.	0.01%
Standard Forged Products, LLC	7/8/1988	DE	Trinity Parts & Components, LLC	100%
	7/20/1988	PA
	5/7/2003	TX
Standard Forgings Corporation	10/1/1968	DE	Waldorf Properties, Inc.	Common 100%
	4/8/1987	IN	Waldorf Properties, Inc.	Preferred 100%
Thrall International Holdings, LLC	3/23/1995	IL	Trinity Rail Group, LLC	100%
TILX GP I, LLC	5/11/2001	DE	Trinity Rail Management, Inc.	100%
	5/15/2001	TX
TILX GP III, LLC	10/31/2003	DE	Trinity Industries Leasing Company	100%
	11/10/2003	TX
TILX GP IV, LLC	8/10/2004	DE	Trinity Industries Leasing Company	100%
TILX GP V, LLC	5/9/2006	DE	Trinity Industries Leasing Company	100%

Name	Date Formed	Domicile/ Jurisdictions	Stockholder’s Name	Ownership %
TILX LP I, LLC	5/11/2001	DE	Trinity Rail Management, Inc.	100%
TILX LP III, LLC	10/31/2003	DE	Trinity Industries Leasing Company	100%
TILX LP IV, LLC	8/10/2004	DE	Trinity Industries Leasing Company	100%
TILX LP V, LLC	5/9/2006	DE	Trinity Industries Leasing Company	100%
Transafe Corporation	3/22/2000	DE	Quixote Transportation Safety, Inc.	100%
Transit Mix Concrete & Materials Company	9/30/1991	DE	Trinity Industries, Inc.	100%
	9/20/2002	AR
	10/30/1991	TX
Transit Mix Concrete & Materials Company of Louisiana	4/20/1994	DE	Transit Mix Concrete & Materials Company	100%
	1/10/1996	LA
Transit Mix Transportation Services, LLC	12/22/2003	DE	Transit Mix Concrete & Materials Company	100%
	2/9/2004	AR
	2/26/2004	LA
	2/5/2004	OK
	2/6/2004	TX
Trinity Argentina S.R.L.	11/16/1999	Argentina	Trinity Industries, Inc.	100%
Trinity Central Maintenance, LLC	12/22/2003	DE	Trinity Logistics Group, Inc.	100%
	8/24/2006	TX
Trinity Composites, LLC	11/3/2010	DE	Trinity Marine Products, Inc.	100%
	11/4/2010	TN
	11/10/2010	TX
Trinity Containers, LLC	7/22/1997	DE	Trinity Industries, Inc.	100%
	12/19/2006	IL
	8/21/2006	NC
	6/25/2010	OK
	8/17/2006	TX
Trinity Corporate Services, LLC	7/21/2008	DE	Trinity Industries, Inc.	100%
	7/23/2008	TX

Name	Date Formed	Domicile/ Jurisdictions	Stockholder’s Name	Ownership %
Trinity Equipment Co., Inc.	5/6/1991	DE	Waldorf Properties, Inc.	100%
	5/13/1991	TX
Trinity Equipment Manufacturing Company	7/13/1999	DE	Trinity Industries, Inc.	100%
	9/3/1999	TX
Trinity Financial Services, Inc.	8/21/1996	DE	Trinity Industries, Inc.	100%
Trinity Rail GmbH	7/13/2000	Swiss	Trinity Rail Group, LLC	100%
Trinity Heads, Inc.	10/26/1998	DE	Trinity Industries, Inc.	100%
	8/14/2006	TX
Trinity Highway Leasing, Inc.	4/15/2011	DE	Trinity Highway Products, LLC	100%
	4/26/2011	CT
	4/27/2011	FL
	8/30/2011	GA
	4/22/2011	KY
	4/22/2011	LA
	8/30/2011	MD
	4/26/2011	MS
	5/9/2011	NC
	5/5/2011	OH
	4/27/2011	PA
	5/11/2011	SC
	5/5/2011	TN
	4/21/2011	TX
	5/5/2011	UT
Trinity Highway Products, LLC	7/13/1999	DE	Trinity Industries, Inc.	100%
	12/14/2006	CT
	10/31/2007	KY
	7/17/2007	MS
	8/1/2008	NC
	12/13/2006	OH
	12/15/2006	SC
	12/15/2006	TN
	12/14/2006	TX
	12/15/2006	UT
	9/19/2011	IN

Name	Date Formed	Domicile/ Jurisdictions	Stockholder’s Name	Ownership %
Trinity Industries de México, S. de R.L. de C.V.	12/31/1963	MX	Grupo Tatsa, S. de R.L. de C.V.	99.99%
	8/9/2006	TX	OFE, S. de R.L. de C.V.	0.01%
Trinity Industries do Brasil, Ltda.	9/27/1994	Brazil	Trinity Industries International Holdings AG	100%
Trinity Industries International Holdings AG	12/22/1999	Swiss	Trinity Industries, Inc.	100%
Trinity Industries International, Inc.	4/20/1994	DE	Trinity Highway Products, LLC	100%
	2/10/1995	TX
	8/7/2000	Sweden
Trinity Industries Leasing Company	12/23/1987	DE	Trinity Industries, Inc.	100%
	9/16/1991	IL
	4/1/1988	TX
	8/16/1984	AB
Trinity Industries Metals Laboratory, Inc.	10/26/1998	DE	Trinity Industries, Inc.	100%
	12/26/2006	TX
Trinity Industries Railcar Corporation	3/14/1996	DE	Trinity Industries, Inc.	100%
Trinity Logistics Group, Inc.	12/31/1974	TX	Trinity Industries, Inc.	100%
	3/18/1982	AL
	12/26/1991	AR
	9/25/1987	IL
	4/27/1990	NC
	12/30/1988	PA
	4/21/1978	AB
Trinity Marine Leasing, Inc.	5/17/2002	DE	Trinity Marine Products, Inc.	100%
	12/13/2004	TX
Trinity Marine Products, Inc.	3/14/1996	DE	Trinity Industries, Inc.	100%
	7/19/1999	KY
	12/5/1997	LA
	7/19/1999	MO
	7/19/1999	TN
	4/19/2004	TX
Trinity Marks Company	5/15/2001	DE	Trinity Industries Leasing Company (UTI Trustee)	* a Delaware statutory trust that is 100% consolidated for accounting purposes
			Wilmington Trust Company (DE Trustee)

Name	Date Formed	Domicile/ Jurisdictions	Stockholder’s Name	Ownership %
Trinity Materials, Inc.	4/5/1993	DE	Transit Mix Concrete & Materials Company	100%
	1/15/2008	AR
	9/21/2006	LA
	1/5/2004	OK
	9/14/1993	TX
Trinity North American Freight Car, Inc.	10/25/2001	DE	Trinity Rail Group, LLC	100%
	6/6/2002	GA
	6/6/2002	TX
	1/11/2005	AB
Trinity Parts & Components, LLC	10/25/2001	DE	Trinity Rail Group, LLC	100%
	7/10/2008	PA
	7/10/2008	TN
	7/15/2008	TX
Trinity Q, Inc.	11/1/1994	DE	Trinity Industries, Inc.	100%
Trinity Rail de México, S. de R.L. de C.V.	12/3/2004	MX	Trinity Rail Group, LLC	99.99%
			Thrall International Holdings LLC	0.01%
Trinity Rail, Inc.	10/31/1985	DE	Trinity Industries Leasing Company	100%
	10/15/1996	TX
Trinity Rail Group, LLC	12/28/2001	DE	Trinity Industries, Inc.	100%
	1/22/2002	IL
Trinity Rail Leasing 2010 LLC	9/14/2010	DE	Trinity Industries Leasing Company	100.0%
			Orlando Figueroa, Special Member
Trinity Rail Leasing I LP	5/14/2001	TX	TILX GP I, LLC	1.0%
			TILX LP I, LLC	99.0%
Trinity Rail Leasing III, LP	10/31/2003	TX	TILX GP III, LLC	1.0%
			TILX LP III, LLC	99.0%
Trinity Rail Leasing IV LP	8/11/2004	TX	TILX GP IV, LLC	1.0%
			TILX LP IV, LLC	99.0%
Trinity Rail Leasing V, LP	5/10/2006	TX	TILX GP V, LLC	1.0%
			TILX LP V, LLC	99.0%

Name	Date Formed	Domicile/ Jurisdictions	Stockholder’s Name	Ownership %
Trinity Rail Leasing VI LLC	4/7/2008	DE	Trinity Industries Leasing Company	100.0%
	4/22/2008	IL	Orlando Figueroa, Special Member
	4/22/2008	TX
Trinity Rail Leasing VII LLC	10/21/2009	DE	Trinity Industries Leasing Company	100.0%
			Orlando Figueroa, Special Member
Trinity Rail Leasing Warehouse Trust	6/25/2002	DE	Trinity Industries Leasing Company	100.0%
Trinity Rail Management, Inc.	8/2/1990	DE	Trinity Rail, Inc.	100%
	10/15/1996	TX
	10/16/1996	WA
Trinity Rail Sabinas, S. de R.L. de C.V.	1/17/2005	MX	Trinity Rail Group, LLC	99.99%
			Thrall International Holdings LLC	0.01%
Trinity Railcar Repair, Inc.	10/20/1993	DE	Trinity Parts & Components, LLC	100%
	12/5/1995	TX
Trinity Specialty Products, Inc.	10/12/2006	DE	Trinity Industries, Inc.	100%
	10/16/2006	TX
Trinity Structural Towers, Inc.	3/17/2000	DE	Trinity Industries, Inc.	100%
	11/29/2007	IL
	1/7/2009	IA
	2/15/2006	OK
	2/6/2004	TX
Trinity Tank Car, Inc.	10/25/2001	DE	Trinity Rail Group, LLC	100%
	12/18/2006	OK
	6/6/2002	TX
Trinity Traffic and Lighting Structures, LLC	2/26/2010	DE	Trinity Industries, Inc.	100%
	3/11/2010	TX
Trinity Utility Structures, LLC	10/30/2009	DE	Trinity Industries, Inc.	100%
	8/27/2010	TX
TrinityRail Canada Inc.	1/4/2008	BC	Trinity Rail Management, Inc.	100.00%
TRIP Rail Holdings LLC	6/21/2007	DE	Trinity Industries Leasing Company	57.1429%
	6/28/2007	IL	Credit Suisse Management LLC	10.2041%
	6/28/2007	TX	TCG Fund I, LP	16.3265%

Name	Date Formed	Domicile/ Jurisdictions	Stockholder’s Name	Ownership %
			Waterfall Eden Fund, L.P.	8.1633%
			Waterfall Eden Master Fund, Ltd.	8.1633%
TRIP Rail Leasing LLC	6/21/2007	DE	TRIP Rail Holdings LLC	100%
	6/28/2007	IL	Orlando Figueroa, Special Member
	6/28/2007	TX
TRIP Rail Master Funding LLC	6/22/2011	DE	Trinity Industries Leasing Company	100%
	6/24/2011	IL	Orlando Figueroa, Special Member
	6/23/2011	TX
U.S. Galvanizing, LLC	4/29/2011	DE	Trinity Industries, Inc.	100%
	5/3/2011	TX
Vigilant Systems, Inc.	3/14/2011	TX	Trinity Corporate Services, LLC	100%
Waldorf Properties, Inc.	3/14/1996	DE	Trinity Industries, Inc.	100%

UNRESTRICTED SUBSIDIARIES

TRIP Rail Holdings LLC

TRIP Rail Leasing LLC

TRIP Rail Master Funding LLC

Trinity Rail Leasing 2010 LLC

Trinity Rail Leasing I LP

Trinity Rail Leasing III, LP

Trinity Rail Leasing IV LP

Trinity Rail Leasing V, LP

Trinity Rail Leasing VI LLC

Trinity Rail Leasing VII LLC

Trinity Rail Leasing Warehouse Trust

Trinity Marks Company

MATERIAL SUBSIDIARIES

Transit Mix Concrete & Materials Company

Trinity Industries Leasing Company

Trinity Marine Products, Inc.

Trinity Rail Group, LLC

Trinity Tank Car, Inc.

Trinity Parts and Components, LLC (formerly Trinity Rail Components & Repair, Inc.)

Trinity North American Freight Car, Inc. (formerly Thrall Trinity Freight Car, Inc.)

Trinity Structural Towers, Inc

Trinity Highway Products, LLC

SCHEDULE 3.13

TO

TRINITY INDUSTRIES, INC.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

EMPLOYEE MATTERS

COLLECTIVE BARGAINING AGREEMENTS

LOCATION	UNION

Centerville, UT	United Steelworkers (USW)

Girard, OH	United Steelworkers (USW)

Kutztown, PA (McConway & Torley)	Glass, Molders, etc.

Newton, IA	International Brotherhood of Electrical Workers (IBEW)

SCHEDULE 6.01

TO

TRINITY INDUSTRIES, INC.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

EXISTING INDEBTEDNESS

At December 31, 2010, Existing Indebtedness is as disclosed in Item 8, Note 11 as disclosed on the Form 10-K for the Fiscal Year ended December 31, 2010 filed with the Securities and Exchange Commission.

SCHEDULE 6.02

TO

TRINITY INDUSTRIES, INC.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

EXISTING LIENS

1. Liens granted by TILC in all the limited liability membership interest TILC owns that have been issued by TRIP Rail Holdings LLC, a Delaware limited liability company (“Issuer”) to secure the obligations of Issuer under the Indenture with Wilmington Trust Company pursuant to which Issuer issued notes evidencing in the maximum aggregate principal amount of up to $200,000,000.

2. Liens encumbering rail cars securing obligations under Schedules 90001, 90002, 90003, 90006, and 90007 to that certain Rail Equipment Net Leasing Agreement dated February 6, 2009 between Banc of America Leasing & Capital, LLC and Trinity Industries Leasing Company.

SCHEDULE 6.08

TO

TRINITY INDUSTRIES, INC.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

EXISTING RESTRICTIONS

None